NEWBRIDGE BANCORP

2015 Annual Report

2015 Annual Report

Table of Contents

Report of Independent Registered Public Accounting Firm    2

Consolidated Balance Sheets December 31, 2015 and 2014    3

Consolidated Statements of Income Years Ended December 31, 2015, 2014 and 2013    4

Consolidated Statements of Comprehensive Income Years Ended December 31, 2015, 2014 and 2013    5

Consolidated Statements of Changes in Shareholders’ Equity Years Ended December 31, 2015, 2014 and 2013    6

Consolidated Statements of Cash Flows Years Ended December 31, 2015, 2014 and 2013    7

Notes to Consolidated Financial Statements    9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Yadkin Financial Corporation (As Successor to NewBridge Bancorp and Subsidiary)

We have audited the accompanying consolidated balance sheets of NewBridge Bancorp and Subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NewBridge Bancorp and Subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina
March 31, 2016

NewBridge Bancorp and Subsidiary
Consolidated Balance Sheets
December 31, 2015 and 2014
(dollars in thousands, except per share data)

	2015	2014
Assets
Cash and due from banks	$32,705	$32,870
Interest-bearing bank balances	1,003	1,499
Investment certificates of deposit	8,718	15,632
Loans held for sale	10,566	6,181
Available for sale investment securities	364,861	366,097
Held to maturity investment securities (market value of $133,610 and
$131,915 at December 31, 2015 and December 31, 2014, respectively)	131,948	130,701
Loans	2,088,622	1,804,406
Less allowance for credit losses	(20,995)	(22,112)
Net loans	2,067,627	1,782,294
Premises and equipment	43,874	44,822
Goodwill	24,480	22,063
Core deposit intangible	3,780	4,616
Real estate acquired in settlement of loans	1,397	3,057
Bank-owned life insurance	62,014	52,891
Deferred tax assets	29,299	33,133
Other assets	28,468	24,376
Total assets	$2,810,740	$2,520,232

Liabilities
Noninterest-bearing deposits	$401,121	$319,327
NOW deposits	591,376	509,450
Savings and money market deposits	513,620	454,372
Time deposits	442,538	549,415
Total deposits	1,948,655	1,832,564
Federal Home Loan Bank borrowings	468,000	346,700
Other borrowings	108,024	91,774
Accrued expenses and other liabilities	29,065	17,839
Total liabilities	2,553,744	2,288,877

Shareholders’ Equity
Preferred stock - Authorized 30,000,000 shares; issued and
outstanding - none at 12/31/2015 and 12/31/2014	—	—
Common stock	292,114	275,615
Class A, no par value - Authorized 90,000,000 shares; issued and outstanding - 37,395,458 at 12/31/2015 and 34,008,795 at 12/31/2014
Class B, no par value - Authorized 10,000,000 shares; issued and outstanding - 1,723,000 at 12/31/2015 and 3,186,748 at 12/31/2014
Directors’ deferred compensation plan	(247)	(324)
Accumulated deficit	(29,807)	(43,241)
Accumulated other comprehensive loss	(5,064)	(695)
Total shareholders’ equity	256,996	231,355
Total liabilities and shareholders’ equity	$2,810,740	$2,520,232
See notes to consolidated financial statements

NewBridge Bancorp and Subsidiary
Consolidated Statements of Income
Years ended December 31, 2015, 2014 and 2013
(dollars in thousands, except per share data)

	2015	2014	2013
Interest Income
Interest and fees on loans	$81,811	$71,230	$56,617
Interest on taxable investment securities	16,258	13,473	11,434
Interest on tax-exempt investment securities	1,089	995	745
Interest-bearing bank balances, investment certificates of
deposit and federal funds sold	136	118	23
Total Interest Income	99,294	85,816	68,819

Interest Expense
Deposits	5,141	4,000	3,116
Federal Home Loan Bank borrowings	1,227	801	1,195
Other borrowings	2,681	2,344	1,332
Total Interest Expense	9,049	7,145	5,643

Net Interest Income	90,245	78,671	63,176
Provision for credit losses	120	883	2,691
Net interest income after provision for credit losses	90,125	77,788	60,485

Noninterest Income
Retail banking	9,062	10,424	10,228
Wealth management services	2,859	2,919	2,570
Mortgage banking services	1,749	870	1,644
Gain on sales of investment securities	—	—	736
Bank-owned life insurance	2,126	1,385	1,429
Other	1,835	1,115	847
Total Noninterest Income	17,631	16,713	17,454

Noninterest Expense
Personnel	40,445	36,617	32,104
Occupancy	5,614	4,910	4,208
Furniture and equipment	3,912	3,806	3,501
Technology and data processing	5,216	4,727	4,192
Legal and professional	3,569	2,994	2,683
FDIC insurance	1,634	1,602	1,565
Real estate acquired in settlement of loans	636	870	(126)
Acquisition-related	4,608	5,081	2,232
Other operating	17,564	12,099	10,025
Total Noninterest Expense	83,198	72,706	60,384
Income Before Income Taxes	24,558	21,795	17,555
Income Tax Expense (Benefit)	8,780	7,819	(3,216)
Net Income	15,778	13,976	20,771
Dividends and accretion on preferred stock	—	(337)	(1,854)
Net Income Available to Common Shareholders	$15,778	13,639	18,917

Income Per Share – Basic	$0.41	$0.39	$0.71
Income Per Share – Diluted	$0.40	$0.38	$0.65

Cash dividends declared per share	$0.06	$0.00	$0.00

Weighted Average Shares Outstanding
Basic	38,770,788	34,944,660	26,643,820
Diluted	39,275,254	35,466,430	29,070,127
See notes to consolidated financial statements

NewBridge Bancorp and Subsidiary
Consolidated Statements of Comprehensive Income
Years ended December 31, 2015, 2014 and 2013
(dollars in thousands, except per share data)

	2015	2014	2013
Net Income	$15,778	$13,976	$20,771
Other Comprehensive Income (Loss), Net of Tax:
Unrealized gains (losses) on securities: Unrealized holding gains (losses) arising during period, net of tax of $(1,327), $1,327 and $(3,937), respectively	(2,140)	2,210	(5,975)
Reclassification adjustment for (gains) losses included in net income, net of tax of $0, $0 and $(291), respectively	—	—	(445)
Unrealized gains (losses) of cash flow hedges:
Unrecognized holding gains (losses) arising during period,
net of tax of $422, $(20) and $0, respectively	681	(32)	—
Reclassification adjustment for (gains) losses included in net income, net of tax of $(295), $(81) and $0, respectively	(477)	(131)	—
Defined benefit pension plans: Pension obligation, net of tax of $(1,669), $(1,054) and $1,660, respectively	(2,694)	(1,700)	2,717
Amortization of net loss, net of tax of $195,
$71, and $245, respectively	314	115	397
Adjustment to deferred tax asset resulting from North Carolina state income tax rate reduction	(53)	—	(135)
Total other comprehensive income (loss)	(4,369)	462	(3,441)
Comprehensive Income	$11,409	$14,438	$17,330

See notes to consolidated financial statements

NewBridge Bancorp and Subsidiary
Consolidated Statements of Changes in Shareholders’ Equity
Years ended December 31, 2015, 2014 and 2013

(dollars in thousands, except share data)								Directors’		Accumulated
	Preferred	Preferred	Preferred	Common Stock				Deferred		Other	Total
	Stock	Stock	Stock	Class A	Class B		Paid-In	Compensation	Accumulated	Comprehensive	Shareholders’
	Series A	Series B	Series C	Shares	Shares	Amount	Capital	Plan	Deficit	Income (Loss)	Equity
Balances at December 31, 2012	$52,089	$42,246	$14,022	15,655,868	—	$78,279	$83,259	$(468)	$(75,697)	$2,284	$196,014
Net Income	—	—	—	—	—	—	—	—	20,771	—	20,771
Change in accumulated other
comprehensive income (loss) net
of deferred income taxes	—	—	—	—	—	—	—	—	—	(3,441)	(3,441)
Conversion of preferred stock	—	(42,246)	(14,022)	9,601,262	3,186,748	139,527	(83,259)	—	—	—	—
Expense of stock issuance	—	—	—	—	—	(117)	—	—	—	—	(117)
Redemption of preferred stock	(37,372)	—	—	—	—		—	—	(100)	—	(37,472)
Dividends and accretion on
preferred stock	283	—	—	—	—	—	—	—	(1,854)	—	(1,571)
Repurchase of stock warrant	—	—	—	—	—	(7,779)	—	—	—	—	(7,779)
Stock issuance pursuant to
restricted stock units	—	—	—	34,438	—	(78)	—	—	—	—	(78)
Excess tax benefits from
stock-based awards	—	—	—	—	—	26	—	—	—	—	26
Stock-based compensation	—	—	—	—	—	439	—	—	—	—	439
Balances at December 31, 2013	$15,000	—	—	25,291,568	3,186,748	$210,297	$—	$(468)	$(56,880)	$(1,157)	$166,792
Net Income	—	—	—	—	—	—	—	—	13,976	—	13,976
Change in accumulated other
comprehensive income (loss) net
of deferred income taxes	—	—	—	—	—	-	—	—	—	462	462
Redemption of preferred stock	(15,000)	—	—	—	—	-	—	—	—	—	(15,000)
Dividends on preferred stock	—	—	—	—	—	-	—	—	(337)	—	(337)
Acquisition of CapStone	—	—	—	8,075,228	—	62,264	—	—	—	—	62,264
Expense of stock issuance	—	—	—	—	—	(383)	—	—	—	—	(383)
Exercise of stock options	—	—	—	628,045	—	2,598	—	—	—	—	2,598
Stock issuance pursuant to
restricted stock units	—	—	—	13,954	—	(49)	—	—	—	—	(49)
Excess tax benefits from
stock-based awards	—	—	—	—	—	101	—	—	—	—	101
Stock-based compensation	—	—	—	—	—	787	—	—	—	—	787
Distributions	—	—	—	—	—	-	—	144	—	—	144
Balances at December 31, 2014	$—	$—	$—	34,008,795	3,186,748	$275,615	$—	$(324)	$(43,241)	$(695)	231,355
Net Income	—	—	—	—	—	—	—	—	15,778	—	15,778
Change in accumulated other
comprehensive income (loss) net
of deferred income taxes	—	—	—	—	—	—	—	—	—	(4,369)	(4,369)
Acquisition of Premier	—	—	—	1,735,465	—	15,037	—	—	—	—	15,037
Expense of stock issuance	—	—	—	—	—	(103)	—	—	—	—	(103)
Conversion of Class B to Class A	—	—	—	1,463,748	(1,463,748)	—	—	—	—	—	—
Dividends on common stock	—	—	—	—	—	—	—	—	(2,344)	—	(2,344)
Exercise of stock options	—	—	—	134,874	—	738	—	—	—	—	738
Stock issuance pursuant to
restricted stock units	—	—	—	52,576	—	(240)	—	—	—	—	(240)
Excess tax benefits from
stock-based awards	—	—	—	—	—	214	—	—	—	—	214
Stock-based compensation	—	—	—	—	—	853	—	—	—	—	853
Distributions	—	—	—	—	—	—	—	77	—	—	77
Balances at December 31, 2015	$—	$—	$—	37,395,458	1,723,000	$292,114	$—	$(247)	$(29,807)	$(5,064)	$256,996
See notes to consolidated financial statements

NewBridge Bancorp and Subsidiary
Consolidated Statements of Cash Flows
Years ended December 31, 2015, 2014 and 2013
(dollars in thousands)

	2015	2014	2013
Cash Flow from operating activities
Net Income	$15,778	$13,976	$20,771
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,646	5,228	4,169
Securities premium amortization and discount accretion, net	493	601	387
(Gain) loss on sale of securities	—	—	(736)
Earnings on bank-owned life insurance	(2,126)	(1,385)	(1,429)
Mortgage banking services	(1,749)	(870)	(1,644)
Originations of loans held for sale	(149,627)	(87,205)	(98,322)
Proceeds from sales of loans held for sale	149,310	85,424	105,900
Accretion on acquired loans	(6,521)	(5,660)	(783)
Excess tax benefits from stock-based awards	(213)	(101)	(26)
Deferred income tax expense (benefit)	8,116	7,346	(3,292)
Writedowns and losses (gains) on sales of real estate acquired
in settlement of loans, net	349	423	(779)
Provision for credit losses	120	883	2,691
Stock-based compensation	853	787	439
(Increase) decrease in income taxes receivable	(211)	293	(102)
(Increase) decrease in interest earned but not received	(21)	(427)	(206)
Increase (decrease) in interest accrued but not paid	(48)	(120)	(244)
Net (increase) decrease in other assets	(1,578)	(1,692)	(2,185)
Net increase (decrease) in other liabilities	6,931	(112)	(2,111)
Net cash provided by operating activities	23,502	17,389	22,498
Cash Flow from investing activities
Net cash received from acquisition	3,215	6,198	55,205
Proceeds from maturities of investment certificates of deposit	11,241	2,482	—
Purchases of available for sale (“AFS”) securities	(24,926)	(41,632)	(97,693)
Purchases of held to maturity (“HTM”) securities	(22,195)	(69,846)	(66,318)
Proceeds from sales of AFS securities	25,890	9,045	65,711
Proceeds from maturities, prepayments and calls of AFS securities	43,289	20,168	116,008
Proceeds from maturities, prepayments and calls of HTM securities	21,056	6,546	483
Net (increase) decrease in loans	(182,735)	(101,562)	(141,306)
Proceeds from sales of loans	—	5,974	—
Purchase of bank-owned life insurance	(8,299)	—	—
Maturity of bank-owned life insurance	805	—	—
Purchases of premises and equipment	(2,905)	(2,416)	(2,685)
Proceeds from sales of premises and equipment	8	1,324	702
Proceeds from sales of real estate acquired in settlement of loans	2,217	6,772	9,163
Net cash used in investing activities	(133,339)	(156,947)	(60,730)
Cash Flow from financing activities
Net increase (decrease) in demand deposits and NOW accounts	140,613	65,728	9,865
Net increase (decrease) in savings and money market accounts	(11,834)	(45,955)	11,122
Net increase (decrease) in time deposits	(136,236)	(13,989)	32,283

Net increase (decrease) in Federal Home Loan Bank borrowings	101,531	115,700	12,675
Net increase (decrease) in other borrowings	16,250	32,000	13,000
Dividends paid	(1,757)	(337)	(1,571)
Redemption of preferred stock and related expense	—	(15,000)	(37,472)
Repurchase of stock warrant	—	—	(7,779)
Exercise of stock options	738	2,598	—
Cash paid in lieu of issuing shares pursuant to restricted stock units	(240)	(49)	(78)
Excess tax benefits from stock-based awards	214	101	26
Expense of stock issuance	(103)	(383)	(117)
Net cash provided by financing activities	109,176	140,414	31,954
Increase (decrease) in cash and cash equivalents	(661)	856	(6,278)
Cash and cash equivalents at the beginning of the years	34,369	33,513	39,791
Cash and cash equivalents at the end of the years	$33,708	$34,369	$33,513

Supplemental disclosures of cash flow information
Cash paid during the years for:
Interest	$9,082	$7,131	$5,659
Income taxes	760	234	—

Supplemental disclosures of noncash transactions
Transfer of loans to real estate acquired in settlement of loans	$906	$2,468	$6,968
Dividends declared but not paid	586	—	—
Unrealized gains/(losses) on securities available for sale:
Change in securities available for sale	(3,467)	3,537	(10,648)
Change in deferred income taxes	1,327	(1,327)	4,228
Change in shareholders’ equity	(2,140)	2,210	(6,420)
Unrealized gain (loss) on cash flow hedges:
Change in fair value of cash flow hedges	331	(264)	—
Change in deferred income taxes	(127)	101	—
Change in shareholders’ equity	204	(163)	—
Adjustment to deferred tax asset resulting from North
Carolina state income tax rate reduction	(53)	—	(135)
Conversion of preferred stock	—	—	56,268
Acquisition:
Fair value of assets acquired	161,922	381,594	208,570
Fair value of liabilities assumed	144,490	336,730	213,232

See notes to consolidated financial statements

NewBridge Bancorp and Subsidiary
Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

Note 1 – Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of NewBridge Bancorp (the “Company”) and its wholly owned subsidiary NewBridge Bank (the “Bank”). The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States (“GAAP”) and conform to practices within the financial services industry. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of operations

The Bank provides a variety of financial services to individual and corporate clients in North Carolina (“NC”) and South Carolina (“SC”). On October 1, 2013, the Company acquired Security Savings Bank, SSB (“Security Savings”) of Southport, NC, a mutual savings bank with six branches serving Brunswick County. On April 1, 2014, the Company acquired CapStone Bank (“CapStone”), headquartered in Raleigh, NC, with branches in Cary, Clinton, Fuquay-Varina and Raleigh. On February 27, 2015, the Company acquired Premier Commercial Bank (“Premier”), a commercial bank headquartered in Greensboro, NC, operating one full-service banking office centrally located in Greensboro and residential mortgage origination offices in Greensboro, Charlotte, Raleigh, High Point, Kernersville and Burlington, NC. See Note 2 of the Notes to Consolidated Financial Statements. As discussed more fully in Note 2 and Note 24 of the Notes to Consolidated Financial Statements, the Company and Yadkin Financial Corporation (“Yadkin”) entered into an Agreement and Plan of Merger on October 12, 2015, pursuant to which Yadkin acquired the Company on March 1, 2016. As of December 31, 2015, the Bank operated 41 branches in Charlotte, the Triangle Region, the Cape Fear Region and the Piedmont Triad Region of NC and one branch in the Greater Charleston Area of SC. The majority of the Bank’s clients are located in Brunswick, Davidson, Forsyth, Guilford, Mecklenburg, New Hanover, Pender, Rockingham, Sampson, Stokes and Wake Counties in NC and Berkeley County in SC. The Bank’s primary deposit products are noninterest-bearing checking accounts, interest-bearing checking accounts, money market accounts, certificates of deposit and individual retirement accounts. Its primary lending products are commercial, real estate and consumer loans.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, fair value of financial instruments, fair values of assets and liabilities acquired in business combinations, real estate acquired in settlement of loans, evaluating other than temporary impairment of investment securities, valuation of deferred tax assets, and pension plan assumptions.

In connection with the determination of the allowance for credit losses, the majority of the Bank’s loan portfolio consists of loans in the geographic areas cited above. The local economies of these areas depend heavily on the industrial, agricultural and service sectors. Accordingly, the ultimate collectability of a large portion of the Bank’s loan portfolio would be affected by changes in local economic conditions.

Business combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, “Business

Combinations.” Under the acquisition method, the acquiring entity in a business combination recognizes all of the acquired assets and assumed liabilities at their estimated fair values as of the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including identified intangible assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the statement of income from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

The acquired assets and assumed liabilities are recorded at estimated fair values. Management makes significant estimates and exercises significant judgment in accounting for business combinations. Management judgmentally assigns risk ratings to loans based on credit quality, appraisals and estimated collateral values, and estimated expected cash flows to measure fair values for loans. Real estate acquired in settlement of loans and acquired premises are valued based upon pending sales contracts and appraised values, adjusted for current market conditions. Core deposit intangibles are valued based on a weighted combination of the income and market approach where the income approach converts anticipated economic benefits to a present value and the market approach evaluates the market in which the asset is traded to find an indication of prices from actual transactions. Management uses quoted or current market prices to determine the fair value of investment securities. Fair values of deposits and borrowings are based on current market interest rates and are inclusive of any applicable prepayment penalties.

Cash and cash equivalents

Cash and cash equivalents include cash and due from banks and interest-bearing bank deposits. Cash and cash equivalents are defined as cash and short-term investments with maturities of three months or less at the time of acquisition.

Investment securities

Investment securities may be classified as held to maturity, available for sale or trading. The appropriate classification is initially decided at the time of purchase. Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or general economic conditions. These securities are carried at amortized cost. The sale of a security within three months of its maturity date or after the majority of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

Securities classified as available for sale or trading are reported as an asset on the consolidated balance sheets at their estimated fair value. As the fair value of available for sale securities changes, the changes are reported net of income tax as an element of other comprehensive income (“OCI”), except for impaired securities. When available for sale securities are sold, the unrealized gain or loss is reclassified from OCI to noninterest income. Gains and losses on sales of securities are recognized when realized on a specific identification basis. The changes in the fair values of trading securities are reported in noninterest income. Securities classified as available for sale are both equity and debt securities the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, decline in credit quality, and regulatory capital considerations.

Interest income is recognized based on the coupon rates and increased by accretion of discounts earned or decreased by the amortization of premiums paid over the contractual lives of the securities using methods that approximate the level yield method. For mortgage backed securities, estimates of prepayments are considered in the constant yield calculations.

The Company’s policy regarding other than temporary impairment of investment securities requires continuous monitoring. Individual investment securities with a fair market value that is materially less than its original cost over a continuous period of two quarters are evaluated for impairment during the subsequent quarter. The evaluation includes an assessment of both qualitative and quantitative measures to determine whether, in management’s judgment, the investment is likely to recover its original value. In evaluating whether there are any other than temporary impairment losses, management considers (i) the length of time and the extent to which the fair value has been less than amortized cost, (ii) the financial condition and near term prospects of the issuer, (iii) the impact of changes in market interest rates, and (iv) the intent and ability of the Company to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value and it is not more likely than not the Company would be required to sell the security.

Declines in the fair value of held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Declines in the fair value of individual debt securities available for sale that are deemed to be other than temporary are reflected in earnings when identified. The fair value of the debt security then becomes the new cost basis. For individual debt securities where the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the other than temporary decline in fair value of the debt security related to (i) credit loss is recognized in earnings, and (ii) market or other factors is recognized in other comprehensive income or loss. Credit loss is recorded if the present value of cash flows is less than amortized cost. For individual debt securities where the Company intends to sell the security or more likely than not will not recover all of its amortized cost, the other than temporary impairment is recognized in earnings equal to the entire difference between the security’s cost basis and its fair value at the balance sheet date. For individual debt securities for which a credit loss has been recognized in earnings, interest accruals and amortization and accretion of premiums and discounts are suspended when the credit loss is recognized. Interest received after accruals have been suspended is recognized on a cash basis.

The other-than-temporary impairment review for available for sale equity securities includes an analysis of the facts and circumstances of each individual investment and focuses on the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the financial condition and near-term prospects of the issuer, and management’s intent and ability to hold the security to recovery. Declines in the value of available for sale equity securities that are considered to be other-than-temporary are reflected in earnings as realized losses.

The Bank is required to maintain certain levels of Federal Home Loan Bank (“FHLB”) of Atlanta stock based on various criteria established by the issuer. The par value of the FHLB of Atlanta stock is $100.00 per share. At December 31, 2015, the Bank held 223,082 shares of FHLB stock totaling $22.3 million, compared to 177,124 shares totaling $17.7 million at December 31, 2014. Effective September 1, 2014, the Bank became a member of the Federal Reserve System. As a state-chartered Federal Reserve member bank, the Bank’s primary federal regulator is the Federal Reserve Bank of Richmond (“Federal Reserve Bank”). As a member of the Federal Reserve System, the Bank must satisfy minimum stock ownership requirements. Although the Bank pays only $50.00 per share at the time of purchase, the par value of the Federal Reserve Bank stock is $100.00 per share, and the other half of the subscription amount is subject to call at any time. At December 31, 2015, the Bank held 126,679 shares of Federal Reserve Bank stock totaling $6.3 million, compared to 114,037 shares totaling $5.7 million at December 31, 2014.

Loans

Interest income on loans is accrued daily using methods that approximate the effective interest method and recognized over the terms of the loans. The accrual of interest on a loan is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Loans are placed on nonaccrual status when: (i) management has concerns relating to the ability to collect the loan principal and interest and (ii) generally when such loans are 90 days or more past due. Interest income is subsequently recognized on the cash basis only to the extent payments are received and only if the loan is well secured. Commercial loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) of interest and principal by the borrower in accordance with the contractual terms. Residential mortgage and consumer loans are typically returned to accrual status once they are no longer past due.

The acquired loans are segregated between those considered to be performing (“acquired performing”) and those with evidence of credit deterioration based on such factors as past due status, nonaccrual status and credit risk ratings. In determining the acquisition date fair value of purchased credit-impaired (“PCI”) loans, and in subsequent accounting, the Company generally aggregates purchased loans into pools of loans with common risk characteristics within the following loan categories – one to four family residential loans other than junior liens, one to four family residential junior liens, construction and land development, farm land, commercial real estate (nonowner-occupied), commercial real estate (owner-occupied), commercial and industrial, and all other loan categories. Expected cash flows at the acquisition date in excess of the fair value of loans are referred to as the “accretable yield” and is recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows of the pool is reasonably estimable. Subsequent to the acquisition date, significant increases in cash flows over those expected at the acquisition date are recognized as interest income prospectively. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for PCI loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. The Company’s policy for determining when to discontinue accruing interest on acquired performing loans and the subsequent accounting for such loans is essentially the same as the policy for originated loans described earlier.

Loan origination fees and costs

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Loan fees collected for the origination of loans less direct loan origination costs (net deferred loan fees) are amortized over the contractual life of the loan through interest income. If the loan has scheduled payments, the amortization of the net deferred loan fee is calculated using the interest method over the contractual life of the loan. If the loan does not have scheduled payments, such as a line of credit, the net deferred loan fee is recognized as interest income on a straight-line basis over the contractual life of the loan commitment. Commitment fees based on a percentage of a customer’s unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

Troubled debt restructured loans

A troubled debt restructured (“TDR”) loan is a loan on which the Bank, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that the Bank would not otherwise consider. The loan terms that have been modified or restructured due to a borrower’s financial situation include, but are not limited to, the stated interest rate; extension of the maturity or renewal of the loan at an interest rate below current market; reduction in the face amount of the debt; and reduction in the accrued interest or other amounts due from the borrower. A TDR loan is also considered impaired. Generally, a loan that is modified at an effective market rate of interest may no longer be disclosed as a TDR loan in years subsequent to the restructuring if it is not impaired based on the terms specified by the restructuring agreement.

Allowance for credit losses

Credit risk is inherent in the business of extending loans and leases to borrowers. Like other financial institutions, the Company must maintain an adequate allowance for credit losses. The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the contractual principal or interest will not be collected. Subsequent recoveries, if any, are credited to the allowance. The allowance is an amount believed adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans and prior credit loss experience together with other factors. The Company formally re-evaluates and establishes the appropriate level of the allowance for credit losses on a quarterly basis.

The Company’s allowance for credit losses methodology incorporates several quantitative and qualitative risk factors used to establish the appropriate allowance for credit losses at each reporting date. Quantitative factors include our historical loss experience, delinquency and chargeoff trends, collateral values, changes in the level of nonperforming loans and other factors. Qualitative factors include the economic condition of our operating markets, composition of the loan portfolio and the state of certain industries. Specific changes in the risk factors are based on actual loss experience, as well as perceived risk of similar groups of loans classified by collateral type, purpose and term. An internal one-year and five-year loss history are also incorporated into the allowance calculation model. Due to the credit concentration of our loan portfolio in real estate secured loans, the value of collateral is heavily dependent on real estate values in North Carolina.

While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Reserve Bank and state bank regulatory agencies, as an integral part of their examination processes, periodically review our subsidiary bank’s allowance for credit losses, and may require us to make additions to our allowance based on their judgment about information available to them at the time of their examinations. Management regularly reviews the assumptions and formulae used in determining the allowance and makes adjustments if required to reflect the current risk profile of the portfolio. The allowance consists of specific and general components. The specific allowance relates to impaired loans that meet the Bank’s criteria for impairment testing. In general, impaired loans include those where interest recognition has been suspended, loans that are more than 90 days delinquent but, because of adequate collateral coverage, income continues to be recognized, and other loans not paying substantially according to the original contract terms. For such loans that meet the Bank’s criteria for impairment testing, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan are lower than the carrying value of that loan, pursuant to FASB ASC 310, “Receivables.” Loans not collateral dependent are evaluated based on the expected future cash flows discounted at the original contractual interest rate. The amount to which the present value falls short of the current loan obligation is established as a reserve for that account or charged off.

Decreases in expected cash flows of PCI loans after the acquisition date are recognized by recording an allowance for credit loss. In pools where impairment has already been recognized, an increase in cash flows will result in a reversal of prior impairment. Management analyzes these acquired loan pools using various assessments of risk to determine and calculate an expected loss. The expected loss is derived using an estimate of a loss given default based upon the collateral type and/or specific review by management. Trends are reviewed in terms of traditional credit metrics such as accrual status, past due status, and weighted average risk grade of the loans within each of the accounting pools. In addition, the relationship between the change in the unpaid principal balance and change in the fair value mark is assessed to correlate the directional consistency of the expected loss for each pool.

Real estate acquired in settlement of loans

Real estate acquired in settlement of loans, through partial or total satisfaction of loans, is initially recorded at fair market value, less estimated costs to sell, which becomes the property’s new basis. At the date of acquisition, losses are charged to the allowance for credit losses. Expenses to maintain the property, subsequent writedowns, and gains or losses on sales of foreclosed properties are recorded as noninterest expense in the period they are incurred.

Premises and equipment

Premises and equipment are stated at cost (or at fair value for premises and equipment acquired in business combinations) less accumulated depreciation and amortization. The provision for depreciation and amortization is computed principally by the straight-line method over the estimated useful lives of the assets. Useful lives are estimated at 20 to 40 years for buildings and three to ten years for equipment. Leasehold improvements are amortized over the expected terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expenditures for maintenance and repairs are charged to operations, and expenditures for major replacements and betterments are added to the premises and equipment accounts. The cost and accumulated depreciation of premises and equipment retired or sold are eliminated from the appropriate asset accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.

Goodwill and other intangible assets

Intangible assets consist of goodwill and core deposit intangibles that result from the acquisition of other banks or branches from other financial institutions. Core deposit intangibles represent the value of long-term deposit relationships acquired in these transactions. Goodwill represents the excess of the purchase price over the sum of the estimated fair values of the tangible and identifiable intangible assets acquired less the estimated fair value of the liabilities assumed. Goodwill has an indefinite useful life and is evaluated for impairment annually or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. The goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing the reporting unit's estimated fair value to its carrying value, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill assigned to that reporting unit is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment of goodwill assigned to that reporting unit.

If required, the second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted. Management has determined that the Company has one reporting unit.

The Company evaluated the carrying value of goodwill on October 31, 2015, subsequent to the announcement of the agreement by the Company to be acquired by Yadkin, and concluded that there is no impairment of the recorded goodwill. In conducting this evaluation, it was noted that the aggregate fair value of the Company’s common stock is in excess of the recorded equity of the Company. At September 30, prior to the announcement, the closing stock price of $8.53 was in excess of tangible book value of $5.95.

Core deposit intangibles are amortized over the estimated useful lives of the deposit accounts acquired (generally 5 to 10  years) on either (i) the straight-line method or (ii) an accelerated basis method which reasonably approximates the anticipated benefit stream from the accounts. The estimated useful lives are periodically reviewed for reasonableness.

Bank-owned life insurance

Bank-owned life insurance is stated at its cash surrender value with changes recorded in other noninterest income. The face amount of the underlying policies’ death benefits was $129.4 million and $107.7 million as of December 31, 2015 and December 31, 2014, respectively, net of split dollar arrangements with the insured individuals. There are no loans outstanding against cash surrender values, and there are no restrictions as to the use of death proceeds.

Employee benefit plans

The Company's defined benefit pension and other post retirement plans are accounted for in accordance with FASB ASC 715, “Compensation – Retirement Benefits,” which requires the Company to recognize the funded status in its statement of financial position. The calculation of the obligations and related expenses under the plans require the use of actuarial valuation methods and assumptions. Actuarial assumptions used in the determination of future values of plan assets and liabilities are subject to management judgment, and the funded status may differ significantly if different assumptions are used. See Note 18 for information regarding the Company’s defined benefit pension and other post retirement benefit plans. The expected costs of the plans are being expensed over the period that employees provide service.

Stock-based compensation

Stock-based compensation expense is calculated on a ratable basis over the vesting periods, which vary by grant, of the related stock options or restricted stock units. This expense had no impact on the Company’s reported cash flows. The stock-based compensation expense is reported under personnel expense in the consolidated statements of income. To determine the amounts recorded in the financial statements, the fair value of each stock option is estimated on the date of the grant using the Black-Scholes-Merton option-pricing model. For restricted stock units, the fair value is considered to be the market price on the date the restricted stock unit is granted.

Income taxes

Provisions for income taxes are based on taxes payable or refundable, for the current year (after exclusion of non-taxable income such as interest on state and municipal securities and bank-owned life insurance and non-deductible expenses) and deferred taxes on temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established against deferred tax assets when it is more likely than not that the assets will not be realized.

Per share data

Basic net income per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during each year. Diluted net income per share of common stock is computed by dividing net income available to common shareholders plus any adjustments to net income related to the issuance of dilutive potential common shares, comprised of convertible preferred stock, outstanding options and warrants to purchase shares of common stock and restricted stock units and performance units, by the weighted average number of shares of common stock outstanding during each year plus the number of dilutive potential common shares.

Sales of loans

Gains and losses on the sales of loans are accounted for as the difference between the proceeds received and the carrying value of the loans. Such gains or losses are recognized in the financial statements at the time of the sale. Loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis.

Interest rate swaps

The fair value of the interest rate swaps that qualify as cash flow hedges is included in other assets or other liabilities in the consolidated balance sheets, depending on whether the fair value of the swaps is positive or negative. For cash flow hedges, the effective portion of the gain or loss due to changes in the fair value of the derivative hedging instrument is included in other comprehensive income, while the ineffective portion, representing the excess of the cumulative change in the fair value of the derivative over the cumulative change in expected future discounted cash flows on the hedged transaction, is recorded in the consolidated statements of income.

The fair values of interest rate swap derivatives that are classified as non-designated hedges are recorded in other assets and other liabilities on the balance sheet. As these interest rate swaps do not meet hedge accounting requirements, changes in the fair value of these interest rate swaps are recognized directly in earnings.

Other off-balance sheet arrangements

In the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Segment information

Operating segments are components of an enterprise with separate financial information available for use by the chief operating decision maker to allocate resources and to assess performance. The Company has determined that it has one significant operating segment, providing financial services through the Bank, including banking, mortgage, and investment services, to clients located principally in Brunswick, Davidson, Forsyth, Guilford, Mecklenburg, New Hanover, Pender, Rockingham, Sampson, Stokes and Wake Counties in NC and Berkeley County in SC, and in the surrounding communities. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the Bank, rather than the individual branches or products.

There are no differences between the measurements used in reporting segment information and those used in the Company’s general-purpose financial statements.

Subsequent events

The Company has evaluated subsequent events for accounting and disclosure purposes through the date the financial statements are issued.

Recent accounting pronouncements

In January 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-04, “Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).” This Update provides guidance on when an in-substance repossession or foreclosure is deemed to occur, which requires the mortgage loan to be derecognized and the related real estate be recognized. The Update clarifies that an in-substance repossession or foreclosure is deemed to occur upon either (i) a creditor obtaining legal title to the residential real estate or (ii) the borrower conveying all interest in the residential real estate through a deed in lieu of foreclosure (or a similar legal agreement). Creditors must disclose the amount of foreclosed residential real estate held as well as the amount of collateralized loans for which foreclosure is in process. The Update became effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Update could be adopted on either a modified retrospective or a prospective method, and early adoption was permitted. The Company adopted this Update prospectively January 1, 2015, which requires additional disclosure by the Company but does not otherwise materially affect our financial statements. See Note 5 of the Notes to Consolidated Financial Statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” This Update sets new guidance to clarify principles for recognizing revenue and develops a common revenue standard with the International Accounting Standards Board. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in this Update delay the effective date of ASU 2014-09 for one year for most entities, or fiscal years beginning after December 15, 2017 for public companies. Early adoption will be allowed, but no earlier than the original effective date of ASU 2014-09. The Company is currently evaluating the effect of adopting ASU 2014-09 on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-11, “Transfers and Servicing: Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures (Topic 860).” The amendments in this Update require two accounting changes. First, the amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. Second, for repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. Also, the amendments in this Update require disclosure for certain transactions accounted for as a sale and for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings. The accounting changes and the disclosure for certain transactions accounted for as a sale in this Update are effective for public business entities for the first interim or annual period beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014 and for interim periods beginning after March 15, 2015. Early adoption for a public business entity was prohibited. This Update requires additional disclosure by the Company but does not otherwise materially affect our financial statements. See Note 9 of the Notes to Consolidated Financial Statements.

In August 2014, the FASB issued ASU 2014-14, “Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure (a consensus of the

FASB Emerging Issues Task Force).” The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (i) the loan has a government guarantee that is not separable from the loan before foreclosure; (ii) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and (iii) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity should adopt the amendments in this Update using either a prospective transition method or a modified retrospective transition method. Early adoption, including adoption in an interim period, was permitted if the entity already had adopted ASU 2014-04. The adoption of ASU 2014-14 did not have a material effect on the Company’s consolidated financial statements as the Company does not have a material amount of government-guaranteed mortgage loans.

In February 2015, the FASB issued ASU 2015-01, “Income Statement – Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” This Update eliminates from GAAP the concept of extraordinary items, which are items that are unusual in nature and infrequent. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The effective date is the same for both public business entities and all other entities. The adoption of ASU 2015-01 is not expected to have a material effect on the Company’s consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Subtopic 810): Amendments to the Consolidation Analysis.” This Update provides an additional requirement for a limited partnership or similar entity to qualify as a voting interest entity and also amends the criteria for consolidating such an entity. In addition, the Update amends the criteria for evaluating fees paid to a decision maker or service provider as a variable interest and amends the criteria for evaluating the effect of fee arrangements and related parties on a variable interest entity primary beneficiary determination. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company anticipates that the adoption of ASU 2015-02 will not have a material effect on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” This Update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted for financial statements that have not been previously issued. An entity should apply the new guidance on a retrospective basis. The adoption of ASU 2015-03 is not expected to have a material effect on the Company’s consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.” This Update requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The Update requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The Update also requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this Update with earlier application permitted for financial statements that have not been issued. The adoption of ASU 2015-16 is not expected to have a material effect on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” This Update makes targeted changes to GAAP. These changes include the requirement that equity investments not measured under the equity method of accounting be measured at fair value with changes recorded in earnings. This Update also changes some disclosure requirements. Among the disclosure changes is the requirement that public companies use the exit price notion when measuring the fair value of financial instruments for disclosure purposes and the requirement of separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements. However, this Update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. As the Company has certain equity investments, the Company is currently evaluating the effect of adopting ASU 2016-01 on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This Update requires lessees to classify leases as either operating leases or finance leases and requires lessees to recognize all lease contracts with lease terms greater than 12 months on the lessee’s balance sheet. The Update requires lessees to recognize at lease commencement both a right-of-use asset, representing the lessee’s right to use the leased asset over the term of the lease, and a lease liability, representing the lessee’s contractual obligation to make lease payments over the term of the lease. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the effect of adopting ASU 2016-02 on its consolidated financial statements.

Reclassification

Certain items for 2014 and 2013 have been reclassified to conform to the 2015 presentation. Such reclassifications had no effect on net income, total assets or shareholders’ equity as previously reported.

Note 2 – Business Combinations and Acquisitions

Acquisition by Yadkin Financial Corporation

Following the receipt of all shareholder and regulatory approvals, the acquisition of the Company by Yadkin was completed on March 1, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into by the Company and Yadkin on October 12, 2015. Yadkin acquired 100% of the outstanding shares of the Company in exchange for shares of Yadkin’s common stock. The exchange ratio was fixed at 0.50 shares of Yadkin’s common stock for each share of the Company’s common stock. Based on Yadkin’s closing price of $21.65 as of February 29, 2016, the estimated aggregate purchase price was $433 million, or $10.83 per share.

Acquisition of Premier Commercial Bank

On February 27, 2015, the acquisition of Premier was completed. Premier, a commercial bank headquartered in Greensboro, NC, operated one full-service banking office centrally located in Greensboro and residential mortgage origination offices in Greensboro, Charlotte, Raleigh, High Point, Kernersville and Burlington, NC. Per the terms of the Agreement and Plan of Combination and Reorganization, 75% of the 1,925,247 shares of Premier common stock outstanding at acquisition were exchanged for 1,735,465 shares of the Company’s Class A common stock at an exchange ratio of 1.2019, and the remaining 25% were exchanged for cash of $4.8 million. The shares were issued at a price of $8.30 per share, the closing stock price of the Class A common stock on February 27, 2015. The total purchase price was $19.8 million, including the conversion of 294,400 Premier stock options having a fair value of $632,000. The acquisition was a tax-free transaction.

The transaction was accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Premier, as of February 27, 2015, were recorded at their respective fair values, and the excess of the acquisition consideration over the fair value of Premier’s net assets was allocated to goodwill. For the acquisition of Premier, estimated fair values of assets acquired and liabilities assumed are based on the information available, and the Company believes this information provides a reasonable basis for determining fair values. Management continues to evaluate these fair values, which are subject to revision as more detailed analyses are completed and additional information becomes available. Any changes resulting from the evaluation of these or other estimates as of the acquisition date may change the amount of the fair values recorded.
The following table summarizes the allocation of the purchase price to the assets acquired and the liabilities assumed based on their estimated fair values (dollars in thousands, except per share data):

Fair value of assets acquired
Cash and cash equivalents	$8,028
Investment certificates of deposit	4,478
Loans held for sale	2,319
Available for sale investment securities	47,085
Loans	95,984
Premises and equipment	115
Core deposit intangible	970
Deferred tax assets	1,589
Other assets	1,354
Total assets acquired	161,922
Fair value of liabilities assumed
Deposits	124,182
Federal Home Loan Bank borrowings	19,810
Accrued expenses and other liabilities	498
Total liabilities assumed	144,490
Net assets acquired	$17,432
Purchase price
Shares of Class A common stock issued	1,735,465
Purchase price per share of Class A common stock	$8.30
Class A common stock issued and cash exchanged for fractional shares	14,405
Fair value of converted stock options	632
Cash paid	4,813
Total purchase price	$19,850
Goodwill	$2,418

During the second and fourth quarters of 2015, immaterial adjustments were made to premises and equipment, deferred tax assets, other assets, and accrued expenses and other liabilities.

Purchased Credit Impaired (“PCI”) loans acquired totaled $16.1 million at estimated fair value, and acquired performing loans totaled $79.9 million at estimated fair value. The gross contractual amount receivable for PCI loans and acquired performing loans was $20.0 million and $100.1 million, respectively, as of the acquisition date. For the acquired performing loans, the best estimate at acquisition date of contractual cash flows not expected to be collected was $1.4 million.

Goodwill recorded for Premier represents future revenues to be derived, including efficiencies that will result from combining operations, and other non-identifiable intangible assets. None of the goodwill is expected to be deductible for tax purposes.

Pro forma

The following unaudited table reflects (dollars in thousands) the pro forma total net interest income, noninterest income and net income for the years 2015 and 2014 as though the acquisition of Premier had taken place on January 1, 2014; the pro forma results are not adjusted for acquisition-related expense, and are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on January 1, 2014, nor of future results of operations.

(unaudited)	2015	2014

Net interest income	$90,504	$83,711
Noninterest income	17,936	19,985
Net income	15,082	14,436

It is not practicable to present the revenue and earnings of Premier since acquisition because Premier has not been maintained as a separate accounting entity.

Acquisition of CapStone Bank

On April 1, 2014, the Company completed its acquisition of CapStone, headquartered in Raleigh, NC, with branches in Cary, Clinton, Fuquay-Varina and Raleigh, pursuant to which CapStone’s shareholders received 2.25 shares of the Company’s Class A common stock for each share of CapStone common stock. The Company issued 8,075,228 shares of Class A common stock (in exchange for 3,589,028 shares of CapStone common stock issued and outstanding as of the closing date) at a price of $7.14 per share, the closing stock price of the Class A common stock on March 31, 2014. The implied value of the consideration received by CapStone shareholders was $16.065 per share of CapStone common stock. The total purchase price was $62.3 million, including the conversion of 617,270 CapStone stock options having a fair value of $4.6 million. No cash was issued in the transaction other than an immaterial amount of cash paid in lieu of fractional shares. The acquisition was a tax-free transaction.
The transaction was accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of CapStone, as of April 1, 2014, were recorded at their respective estimated fair values, and the excess of the acquisition consideration over the fair value of CapStone’s net assets was allocated to goodwill. The estimated fair values of assets acquired and liabilities assumed were based on the information available, and the Company believes this information provided a reasonable basis for determining fair values. Management evaluated these fair values, and adjustments were made as more detailed analyses were completed and additional information became available. Changes resulting from the evaluation of these or other estimates as of the acquisition date impacted the amount of the preliminary fair values recorded.

The following table summarizes the allocation of the purchase price to the assets acquired and the liabilities assumed based on their estimated fair values (dollars in thousands, except per share data):

Fair value of assets acquired
Cash	$6,198
Investment certificates of deposit	18,250
Federal funds sold	1,000
Available for sale investment securities	49,357
Loans	292,848
Premises and equipment	3,185
Core deposit intangible	2,490
Real estate acquired in settlement of loans	169
Deferred tax assets	3,740
Other assets	4,357
Total assets acquired	381,594
Fair value of liabilities assumed
Deposits	273,665
Federal Home Loan Bank borrowings	61,268
Accrued expenses and other liabilities	1,797
Total liabilities assumed	336,730
Net assets acquired	$44,864
Purchase price
Shares of Class A common stock issued	8,075,228
Purchase price per share of Class A common stock	$7.14
Class A common stock issued and cash exchanged for fractional shares	57,658
Fair value of converted stock options	4,606
Total purchase price	$62,264
Goodwill	$17,400

During the third quarter of 2014, adjustments of $509,000 were made to deferred tax assets acquired and goodwill. During the fourth quarter of 2014, there was an adjustment of $5,000 made to real estate acquired in settlement of loans and goodwill.

PCI loans acquired totaled $65.8 million at estimated fair value, and acquired performing loans totaled $227.0 million at estimated fair value. The gross contractual amount receivable for PCI loans and acquired performing loans was $84.9 million and $274.8 million, respectively, as of the acquisition date. For the acquired performing loans, the best estimate at acquisition date of contractual cash flows not expected to be collected is $2.5 million.

Goodwill recorded for CapStone represents future revenues to be derived, including efficiencies that will result from combining operations, and other non-identifiable intangible assets. None of the goodwill is expected to be deductible for tax purposes.

Acquisition of Security Savings Bank, SSB

On October 1, 2013, the Company completed its acquisition of Security Savings, a mutual savings bank, headquartered in Southport, NC. When Security Savings merged with and into the Bank, this acquisition expanded the Bank’s coastal NC presence with the addition of six branches and one loan production office in Brunswick County. No shares were issued or cash exchanged in the transaction. Under the acquisition method, the assets and liabilities of Security Savings, as of the effective date of the acquisition, were recorded at their respective fair values.

The estimated fair values of assets acquired and liabilities assumed were based on the information that was available, and the Company believes this information provided a reasonable basis for determining fair values. Management evaluated these fair values, and adjustments were made as more detailed analyses were completed and additional information became available. Changes resulting from the evaluation of these or other estimates as of the acquisition date impacted the amount of the preliminary fair values recorded.
The following table presents the estimated fair value of the assets acquired and the liabilities assumed as of the acquisition date and after subsequent adjustments (dollars in thousands):

	As Reported
	December 31,	Subsequent	As Recorded
	2013	Adjustments	by Company
Fair value of assets acquired:
Cash and cash equivalents	$55,205	$-	$55,205
Investment securities	3,541	-	3,541
Loans	131,361	-	131,361
Premises and equipment	9,727	(141)	9,586
Real estate acquired in settlement of loans	4,086	(405)	3,681
Deferred tax asset	1,945	1	1,946
Core deposit intangible	1,460	-	1,460
Other assets	1,790	-	1,790
Total assets acquired	209,115	(545)	208,570
Fair value of liabilities assumed:
Deposits	167,939	-	167,939
Federal Home Loan Bank borrowings	44,324	-	44,324
Accrued expenses and other liabilities	969	-	969
Total liabilities assumed	213,232	-	213,232
Net assets acquired	$(4,117)	$(545)	$(4,662)
Total purchase price	$-	$-	$-
Goodwill	$4,117	$545	$4,662

PCI loans acquired totaled $60.0 million at estimated fair value, and acquired performing loans totaled $71.4 million at estimated fair value. The gross contractual amount receivable for PCI loans and acquired performing loans was $88.3 million and $104.0 million, respectively, as of the acquisition date. For the acquired performing loans, the best estimate at acquisition date of contractual cash flows not expected to be collected was $1.1 million.

Goodwill recorded for Security Savings represents future revenues to be derived, including efficiencies that will result from combining operations, and other non-identifiable intangible assets. The acquisition was a taxable transaction.

Acquisition-related expenses

Acquisition-related expenses during 2015, 2014 and 2013 totaled $4.6 million, $5.1 million and $2.2 million, respectively, which were recorded as noninterest expense as incurred. The components of acquisition-related expense for 2015, 2014 and 2013 are as follows (dollars in thousands):

	2015	2014	2013

Personnel	$1,358	$1,584	$337
Furniture and equipment	372	13	22
Technology and data processing	510	2,700	1,115
Legal and professional	2,309	623	456
Other	59	161	302
Total acquisition-related expense	$4,608	$5,081	$2,232

Note 3 – Restriction on cash and due from banks

The Bank’s gross reserve requirement with the Federal Reserve Bank was $2.4 million and $1.2 million at December 31, 2015 and December 31, 2014, respectively. Due to vault cash that exceeded the gross reserve requirement, the balance to be maintained with the Federal Reserve Bank was zero at both year ends. Interest-bearing bank balances of $800,000 and $690,000 at December 31, 2015 and December 31, 2014, respectively, were pledged as collateral to secure the liability position of interest rate swaps.

Note 4 – Investment securities

Investment securities at December 31 consist of the following (dollars in thousands):

	December 31, 2015 – Securities Available for Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. government-sponsored agency securities	$49,100	$ -	$(720)	$48,380
SBA securities	7,034	22	(13)	7,043
Agency mortgage backed securities	24,786	827	(55)	25,558
Collateralized mortgage obligations	6,806	113	(4)	6,915
Commercial mortgage backed securities	31,713	702	—	32,415
Corporate bonds	134,242	2,212	(1,313)	135,141
Covered bonds	40,002	921	(97)	40,826
State and municipal obligations	29,075	1,211	—	30,286
Total debt securities	322,758	6,008	(2,202)	326,564
FHLB stock	22,308	—	—	22,308
Federal Reserve Bank stock	6,334	—	—	6,334
Other equity securities	9,336	328	(9)	9,655
Total	$360,736	$6,336	$(2,211)	$364,861

	December 31, 2014 – Securities Available for Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. government-sponsored agency securities	$49,599	$ -	$(1,485)	$48,114
Agency mortgage backed securities	19,314	1,255	—	20,569
Collateralized mortgage obligations	10,492	217	—	10,709
Commercial mortgage backed securities	33,646	1,179	—	34,825
Corporate bonds	128,798	3,612	(535)	131,875
Covered bonds	49,976	2,017	(73)	51,920
State and municipal obligations	33,930	1,204	(4)	35,130
Total debt securities	325,755	9,484	(2,097)	333,142
FHLB stock	17,712	—	—	17,712
Federal Reserve Bank stock	5,702	—	—	5,702
Other equity securities	9,336	361	(156)	9,541
Total	$358,505	$9,845	$(2,253)	$366,097

	December 31, 2015 – Securities Held to Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. government-sponsored agency securities	$21,915	$10	$(106)	$21,819
Agency mortgage backed securities	46,230	822	—	47,052
Corporate bonds	30,663	50	(225)	30,488
Covered bonds	4,988	8	—	4,996
Subordinated debt issues	27,000	1,221	(180)	28,041
State and municipal obligations	1,152	62	—	1,214
Total	$131,948	$2,173	$(511)	$133,610

	December 31, 2014 – Securities Held to Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. government-sponsored agency securities	$32,772	$95	$(416)	$32,451
Agency mortgage backed securities	54,339	1,352	—	55,691
Corporate bonds	23,455	123	(64)	23,514
Covered bonds	4,984	25	—	5,009
Subordinated debt issues	14,000	50	(17)	14,033
State and municipal obligations	1,151	66	—	1,217
Total	$130,701	$1,711	$(497)	$131,915

The aggregate cost of the Company’s investment in FHLB stock totaled $22.3 million at December 31, 2015. Because of the redemption provisions of this stock, the Company estimates that the fair value equals the cost of this investment and that it is not impaired. The aggregate cost of the Company’s investment in Federal Reserve Bank stock at December 31, 2015 totaled $6.3 million. The Company estimates that the fair value equals the cost of this investment and that it is not impaired.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2015 and 2014. There were 50 available for sale debt securities and 15 held to maturity debt securities in an unrealized loss position at December 31, 2015, compared to 24 available for sale debt securities and 12 held to maturity debt securities in an unrealized loss position at December 31, 2014. The unrealized losses relate to debt securities that have incurred fair value reductions due to higher market interest rates since the securities were purchased. The unrealized losses are not likely to reverse unless and until market interest rates decline to the levels that existed when the securities were purchased. As of December 31, 2015, management of the Company does not have the intent to sell any of the securities classified as available for sale in an unrealized loss position and believes that it is more likely than not that it will not be necessary to sell any such securities before a recovery of cost; therefore, since none of the unrealized losses are material relative to the specific securities and do not relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, none of the securities are deemed to be other-than-temporarily impaired.

There was one available for sale equity security in an unrealized loss position at December 31, 2015, compared to two available for sale equity securities in an unrealized loss position at December 31, 2014. Management does not intend to sell this security, believes that it is not likely that sale of this security will be necessary before a recovery of cost and does not consider this security other-than-temporarily impaired.

2015	Less than 12 Months		12 Months or More		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Investment securities:
U.S. government-sponsored agency securities	$27,728	$(205)	$40,485	$(621)	$68,213	$(826)
SBA securities	2,569	(13)	—	—	2,569	(13)
Agency mortgage backed securities	9,881	(55)	—	—	9,881	(55)
Collateralized mortgage obligations	1,205	(4)	—	—	1,205	(4)
Corporate bonds	48,595	(516)	8,075	(1,022)	56,670	(1,538)
Covered bonds	4,889	(97)	—	—	4,889	(97)
Subordinated debt issues	7,820	(180)	—	—	7,820	(180)
Equity securities	1,019	(9)	—	—	1,019	(9)
Total temporarily impaired securities	$103,706	$(1,079)	$48,560	$(1,643)	$152,266	$(2,722)

2014	Less than 12 Months		12 Months or More		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Investment securities:
U.S. government-sponsored agency securities	$—	$—	$69,094	$(1,901)	$69,094	$(1,901)
Corporate bonds	47,518	(599)	—	—	47,518	(599)
Covered bonds	—	—	4,909	(73)	4,909	(73)
Subordinated debt issues	8,983	(17)	—	—	8,983	(17)
State and municipal obligations	176	(4)	—	—	176	(4)
Equity securities	—	—	1,741	(156)	1,741	(156)
Total temporarily impaired securities	$56,677	$(620)	$75,744	$(2,130)	$132,421	$(2,750)

The amortized cost and estimated market value of debt securities at December 31, 2015, by contractual maturities, are shown in the accompanying schedule (dollars in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. For purposes of the maturity table, mortgage backed securities have been included in maturity groupings based on the contractual maturity.

	Amortized Cost	Estimated Fair Value

U. S. government-sponsored agencies, SBA securities, and mortgage backed obligations:
Within one year	$—	$—
One to five years	9,987	10,009
Five to ten years	71,627	70,872
After ten years	105,970	108,301
Total	187,584	189,182

State and municipal obligations:
Within one year	—	—
One to five years	735	737
Five to ten years	8,825	9,210
After ten years	20,667	21,553
Total	30,227	31,500

Corporate bonds, covered bonds and subordinated debt issues:
Within one year	39,986	40,541
One to five years	160,901	162,713
Five to ten years	36,008	36,238
After ten years	—	—
Total	236,895	239,492
Total debt securities	$454,706	$460,174

There were no maturities of held to maturity securities in 2015, 2014 or 2013. A recap of the maturities and sales of available for sale securities follows (dollars in thousands):

	Years Ended December 31
	2015	2014	2013
Proceeds from maturities	$21,000	$—	$55,465
Proceeds from sales	25,890	9,045	65,711
Gross realized gains	—	—	791
Gross realized losses	—	—	(55)

During 2015, Premier investment securities having a book value of $25.9 million were sold immediately following the acquisition to reposition the portfolio at no recorded gain or loss. During 2014, CapStone investment securities having a book value of $9.2 million were sold immediately following the acquisition to reposition the portfolio at no recorded gain or loss. No other investment securities were sold during 2015 or 2014. During 2013, the Company sold investments with a book value of $65.0 million for a gain of $736,000.
Principal paydowns on available for sale amortizing bonds, which includes mortgage backed obligations and SBA securities, were $12.8 million, $11.3 million and $18.6 million for 2015, 2014 and 2013, respectively, while principal paydowns on held to maturity amortizing bonds were $8.1 million, $6.5 million and $483,000 for 2015, 2014 and 2013, respectively. Calls of available for sale securities were $4.7 million, $2.3 million and $24.7 million for 2015, 2014 and 2013, respectively. Calls of held to maturity securities were $13.0 million for 2015. There were no calls of held to maturity securities in 2014 or 2013.
Investment securities with amortized costs of approximately $163.8 million and $170.0 million and market values of approximately $165.9 million and $172.3 million as of December 31, 2015 and 2014, respectively, were pledged to secure public deposits and for other purposes. The Company has $35.0 million in letters of credit issued by the FHLB of Atlanta, which are used in lieu of securities to pledge against public deposits.
Note 5 – Loans

Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered PCI loans; which include $73.4 million at December 31, 2015 resulting from the acquisition of Security Savings on October 1, 2013, the acquisition of CapStone on April 1, 2014, and the acquisition of Premier on February 27, 2015, and $81.1 million at December 31, 2014 resulting from the acquisitions of Security Savings and Capstone. Loans held for investment are summarized in the following table (dollars in thousands):

	December 31, 2015			December 31, 2014
	Loans –			Loans –
	Excluding	PCI	Total	Excluding	PCI	Total
	PCI	Loans	Loans	PCI	Loans	Loans
Secured by owner-occupied nonfarm nonresidential properties	$315,739	$16,742	$332,481	$292,013	$17,969	$309,982
Secured by other nonfarm nonresidential properties	468,993	16,123	485,116	411,107	15,768	426,875
Other commercial and industrial	268,525	3,606	272,131	189,085	2,819	191,904
Total Commercial	1,053,257	36,471	1,089,728	892,205	36,556	928,761

Construction loans – 1 to 4 family residential	46,329	348	46,677	42,969	712	43,681
Other construction and land development	190,752	3,110	193,862	120,612	3,816	124,428
Total Real estate – construction	237,081	3,458	240,539	163,581	4,528	168,109

Closed-end loans secured by 1 to 4 family residential properties	379,239	21,770	401,009	379,646	26,626	406,272
Lines of credit secured by 1 to 4 family residential properties	249,937	6,122	256,059	222,329	6,375	228,704
Loans secured by 5 or more family residential properties	64,799	4,257	69,056	32,611	4,987	37,598
Total Real estate – mortgage	693,975	32,149	726,124	634,586	37,988	672,574

Credit cards	7,076	—	7,076	7,656	—	7,656
Other revolving credit plans	9,321	20	9,341	9,085	27	9,112
Other consumer loans	5,844	1,270	7,114	7,414	1,982	9,396
Total Consumer	22,241	1,290	23,531	24,155	2,009	26,164

All other loans	8,700	—	8,700	8,798	—	8,798
Total Other	8,700	—	8,700	8,798	—	8,798

Total loans	$2,015,254	$73,368	$2,088,622	$1,723,325	$81,081	$1,804,406

Unamortized deferred loan origination fees and costs were a net cost of $3.1 million at December 31, 2015 and $1.3 million at December 31, 2014.
Loans totaling $10.6 million and $6.2 million, as of December 31, 2015 and December 31, 2014, respectively, were held for sale, and stated at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis.
As of December 31, 2015 and December 31, 2014, qualifying loans totaling approximately $673.8 million and $768.9 million, respectively, were pledged under a blanket lien to secure the lines of credit with the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond.

Nonperforming assets include nonaccrual loans, restructured loans, and real estate acquired in settlement of loans. Nonperforming assets are summarized as follows (dollars in thousands):

	2015	2014
Commercial nonaccrual loans, not restructured	$606	$1,620
Commercial nonaccrual loans, restructured	623	—
Non-commercial nonaccrual loans, not restructured	3,419	3,471
Non-commercial nonaccrual loans, restructured	57	5
Total nonaccrual loans	4,705	5,096
Troubled debt restructured, accruing	1,854	2,116
Total nonperforming loans	6,559	7,212
Real estate acquired in settlement of loans	1,397	3,057
Total nonperforming assets	$7,956	$10,269

Restructured loans, performing(1)	$901	$1,151
Loans past due 90 days or more and still accruing(2)	$1,740	$1,534

(1) Loans restructured in a previous year without an interest rate concession or forgiveness of debt that are performing in accordance with their modified terms.
(2) Loans past due 90 days or more and still accruing includes $1,652 and $1,463 of PCI loans as of December 31, 2015 and 2014, respectively.
Commitments to lend additional funds to borrowers whose loans have been restructured are not material at December 31, 2015 or 2014.

Included in real estate acquired in settlement of loans at December 31, 2015 is $916,000 of one to four family residential properties. The amount of loans secured by one to four family residential properties in process of foreclosure at December 31, 2015, was $1.9 million. As of December 31, 2015, there had been no foreclosures on mortgage loans with a government guarantee.

The aging of loans is summarized in the following tables (dollars in thousands):

Loans – Excluding PCI
December 31, 2015	30-89 Days Past Due	90+ Days Past Due	Nonaccrual Loans	Total Past Due + Nonaccrual	Current	Total Loans Receivable
Secured by owner-occupied nonfarm nonresidential properties	$—	$—	$1,091	$1,091	$314,648	$315,739
Secured by other nonfarm nonresidential properties	11	—	12	23	468,970	468,993
Other commercial and industrial	798	—	126	924	267,601	268,525
Total Commercial	809	—	1,229	2,038	1,051,219	1,053,257

Construction loans – 1 to 4 family residential	—	—	—	—	46,329	46,329
Other construction and land development	30	—	213	243	190,509	190,752
Total Real estate – construction	30	—	213	243	236,838	237,081

Closed-end loans secured by 1 to 4 family residential properties	2,428	72	2,197	4,697	374,542	379,239
Lines of credit secured by 1 to 4 family residential properties	2,471	—	1,060	3,531	246,406	249,937
Loans secured by 5 or more family residential properties	116	—	—	116	64,683	64,799
Total Real estate – mortgage	5,015	72	3,257	8,344	685,631	693,975

Credit cards	56	16	—	72	7,004	7,076
Other revolving credit plans	12	—	—	12	9,309	9,321
Other consumer loans	4	—	6	10	5,834	5,844
Total Consumer	72	16	6	94	22,147	22,241

All other loans	—	—	—	—	8,700	8,700
Total Other	—	—	—	—	8,700	8,700

Total loans	$5,926	$88	$4,705	$10,719	$2,004,535	$2,015,254

PCI Loans
December 31, 2015
	30-89 Days Past Due	90+ Days Past Due	Nonaccrual Loans	Total Past Due + Nonaccrual	Current	Total Loans Receivable
Secured by owner-occupied nonfarm nonresidential properties	$43	$320	$—	$363	$16,379	$16,742
Secured by other nonfarm nonresidential properties	—	455	—	455	15,668	16,123
Other commercial and industrial	—	—	—	—	3,606	3,606
Total Commercial	43	775	—	818	35,653	36,471

Construction loans – 1 to 4 family residential	—	—	—	—	348	348
Other construction and land development	—	—	—	—	3,110	3,110
Total Real estate – construction	—	—	—	—	3,458	3,458

Closed-end loans secured by 1 to 4 family residential properties	1,664	634	—	2,298	19,472	21,770
Lines of credit secured by 1 to 4 family residential properties	329	227	—	556	5,566	6,122
Loans secured by 5 or more family residential properties	—	—	—	—	4,257	4,257
Total Real estate – mortgage	1,993	861	—	2,854	29,295	32,149

Credit cards	—	—	—	—	—	—
Other revolving credit plans	—	—	—	—	20	20
Other consumer loans	88	16	—	104	1,166	1,270
Total Consumer	88	16	—	104	1,186	1,290

All other loans	—	—	—	—	—	—
Total Other	—	—	—	—	—	—

Total loans	$2,124	$1,652	$—	$3,776	$69,592	$73,368

Total Loans
December 31, 2015	30-89 Days Past Due	90+ Days Past Due	Nonaccrual Loans	Total Past Due + Nonaccrual	Current	Total Loans Receivable
Secured by owner-occupied nonfarm nonresidential properties	$43	$320	$1,091	$1,454	$331,027	$332,481
Secured by other nonfarm nonresidential properties	11	455	12	478	484,638	485,116
Other commercial and industrial	798	—	126	924	271,207	272,131
Total Commercial	852	775	1,229	2,856	1,086,872	1,089,728

Construction loans – 1 to 4 family residential	—	—	—	—	46,677	46,677
Other construction and land development	30	—	213	243	193,619	193,862
Total Real estate – construction	30	—	213	243	240,296	240,539

Closed-end loans secured by 1 to 4 family residential properties	4,092	706	2,197	6,995	394,014	401,009
Lines of credit secured by 1 to 4 family residential properties	2,800	227	1,060	4,087	251,972	256,059
Loans secured by 5 or more family residential properties	116	—	—	116	68,940	69,056
Total Real estate – mortgage	7,008	933	3,257	11,198	714,926	726,124

Credit cards	56	16	—	72	7,004	7,076
Other revolving credit plans	12	—	—	12	9,329	9,341
Other consumer loans	92	16	6	114	7,000	7,114
Total Consumer	160	32	6	198	23,333	23,531

All other loans	—	—	—	—	8,700	8,700
Total Other	—	—	—	—	8,700	8,700

Total loans	$8,050	$1,740	$4,705	$14,495	$2,074,127	$2,088,622

Loans – Excluding PCI
December 31, 2014	30-89 Days Past Due	90+ Days Past Due	Nonaccrual Loans	Total Past Due + Nonaccrual	Current	Total Loans Receivable
Secured by owner-occupied nonfarm nonresidential properties	$1,366	$—	$1,353	$2,719	$289,294	$292,013
Secured by other nonfarm nonresidential properties	—	—	237	237	410,870	411,107
Other commercial and industrial	1,451	—	30	1,481	187,604	189,085
Total Commercial	2,817	—	1,620	4,437	887,768	892,205

Construction loans – 1 to 4 family residential	—	—	—	—	42,969	42,969
Other construction and land development	66	—	159	225	120,387	120,612
Total Real estate – construction	66	—	159	225	163,356	163,581

Closed-end loans secured by 1 to 4 family residential properties	3,529	35	1,871	5,435	374,211	379,646
Lines of credit secured by 1 to 4 family residential properties	2,578	—	1,301	3,879	218,450	222,329
Loans secured by 5 or more family residential properties	—	—	—	—	32,611	32,611
Total Real estate – mortgage	6,107	35	3,172	9,314	625,272	634,586

Credit cards	93	35	—	128	7,528	7,656
Other revolving credit plans	121	1	102	224	8,861	9,085
Other consumer loans	131	—	43	174	7,240	7,414
Total Consumer	345	36	145	526	23,629	24,155

All other loans	—	—	—	—	8,798	8,798
Total Other	—	—	—	—	8,798	8,798

Total loans	$9,335	$71	$5,096	$14,502	$1,708,823	$1,723,325

PCI Loans
December 31, 2014	30-89 Days Past Due	90+ Days Past Due	Nonaccrual Loans	Total Past Due + Nonaccrual	Current	Total Loans Receivable
Secured by owner-occupied nonfarm nonresidential properties	$285	$—	$—	$285	$17,684	$17,969
Secured by other nonfarm nonresidential properties	—	—	—	—	15,768	15,768
Other commercial and industrial	—	13	—	13	2,806	2,819
Total Commercial	285	13	—	298	36,258	36,556

Construction loans – 1 to 4 family residential	—	—	—	—	712	712
Other construction and land development	—	—	—	—	3,816	3,816
Total Real estate – construction	—	—	—	—	4,528	4,528

Closed-end loans secured by 1 to 4 family residential properties	2,394	1,396	—	3,790	22,836	26,626
Lines of credit secured by 1 to 4 family residential properties	380	33	—	413	5,962	6,375
Loans secured by 5 or more family residential properties	—	—	—	—	4,987	4,987
Total Real estate – mortgage	2,774	1,429	—	4,203	33,785	37,988

Credit cards	—	—	—	—	—	—
Other revolving credit plans	—	—	—	—	27	27
Other consumer loans	46	21	—	67	1,915	1,982
Total Consumer	46	21	—	67	1,942	2,009

All other loans	—	—	—	—	—	—
Total Other	—	—	—	—	—	—

Total loans	$3,105	$1,463	$—	$4,568	$76,513	$81,081

Total Loans
December 31, 2014	30-89 Days Past Due	90+ Days Past Due	Nonaccrual Loans	Total Past Due + Nonaccrual	Current	Total Loans Receivable
Secured by owner-occupied nonfarm nonresidential properties	$1,651	$—	$1,353	$3,004	$306,978	$309,982
Secured by other nonfarm nonresidential properties	—	—	237	237	426,638	426,875
Other commercial and industrial	1,451	13	30	1,494	190,410	191,904
Total Commercial	3,102	13	1,620	4,735	924,026	928,761

Construction loans – 1 to 4 family residential	—	—	—	—	43,681	43,681
Other construction and land development	66	—	159	225	124,203	124,428
Total Real estate – construction	66	—	159	225	167,884	168,109

Closed-end loans secured by 1 to 4 family residential properties	5,923	1,431	1,871	9,225	397,047	406,272
Lines of credit secured by 1 to 4 family residential properties	2,958	33	1,301	4,292	224,412	228,704
Loans secured by 5 or more family residential properties	—	—	—	—	37,598	37,598
Total Real estate – mortgage	8,881	1,464	3,172	13,517	659,057	672,574

Credit cards	93	35	—	128	7,528	7,656
Other revolving credit plans	121	1	102	224	8,888	9,112
Other consumer loans	177	21	43	241	9,155	9,396
Total Consumer	391	57	145	593	25,571	26,164

All other loans	—	—	—	—	8,798	8,798
Total Other	—	—	—	—	8,798	8,798

Total loans	$12,440	$1,534	$5,096	$19,070	$1,785,336	$1,804,406

Loans specifically identified and individually evaluated for impairment totaled $4.4 million and $4.2 million at December 31, 2015 and 2014, respectively. Included in these balances were $3.4 million and $3.3 million, respectively, of loans classified as TDR loans. A restructured loan is classified as a TDR if the lender grants a concession to the borrower for economic or legal reasons related to the borrower’s financial difficulties that it would not otherwise consider. The Company monitors the performance of restructured loans on an ongoing basis. For loans classified as TDRs, the Company further evaluates the loans as performing or nonperforming. Loans retain their accrual status at the time of their restructuring. As a result, if a loan is on nonaccrual at the time it is restructured, it stays as nonaccrual; and if a loan is on accrual at the time of the restructuring, it generally stays on accrual. A restructured loan will be reclassified to nonaccrual if the loan becomes 90 days delinquent or other weaknesses are observed which make collection of principal and interest unlikely. Nonperforming TDRs originally classified as nonaccrual may be reclassified as accruing if, subsequent to restructuring, they experience six consecutive months of payment performance according to the restructured terms. Further, a TDR may be considered performing and subsequently removed from nonperforming status in years subsequent to the restructuring if it meets the following criteria:

•	At the time of restructuring, the loan was made at a market rate of interest for comparable risk;

•	The loan has shown at least six consecutive months of payment performance in accordance with the restructured terms; and

•	The loan has been included in the TDR disclosures in one of the preceding years’ consolidated financial statements.

Restructurings of loans and their classification as TDRs are based on individual facts and circumstances. Loan restructurings that are classified as TDRs may involve an increase or reduction of the interest rate, extension of the term of the loan, or deferral or forgiveness of principal or interest payments, which the Company considers are concessions. All loans classified as TDRs were restructured due to financial difficulties experienced by the borrowers. The Company had $901,000 and $1.2 million of performing TDRs at December 31, 2015 and 2014, respectively, which were restructured in a prior year without an interest rate concession and were performing in accordance with their restructured terms.

The following tables provide information about TDR loans restructured during the current and prior year (dollars in thousands):

	Restructurings During the Year Ended December 31, 2015			Restructurings During the Year Ended December 31, 2014
	Number of Contracts	Pre-Restructuring Outstanding Recorded Investment	Post-Restructuring Outstanding Recorded Investment	Number of Contracts	Pre- Restructuring Outstanding Recorded Investment	Post-Restructuring Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial	2	$657	$663	$1	$124	$124
Real estate – mortgage	—	—	—	3	183	176
Consumer	—	—	—	2	19	19
Total	2	$657	$663	$6	$326	$319

Two loans were restructured and classified as TDR loans during 2015. One of the commercial loans restructured in 2015 involved an extension of the term of the loan, and the other involved a deferral of principal. Six loans were restructured and classified as TDR loans during 2014. The commercial loan and the consumer loans restructured in 2014 each had an extension of the term of the loan, and the two consumer loans also had an interest rate reduction. Of the real estate – mortgage loans restructured in 2014, one involved forgiveness of principal, and the other two involved deferral of interest payments.

A TDR loan is considered to be in default if it is 90 days or more past due at the end of any month during the reporting period.

No TDRs were restructured in the prior 12 months that subsequently defaulted during 2015 or 2014.

Interest is not typically accrued on nonperforming loans, as they are normally in nonaccrual status. However, interest may be accrued in certain circumstances on nonperforming TDRs, such as those that have an interest rate concession but are otherwise performing. Interest income on performing or nonperforming accruing TDRs is recognized consistent with any other accruing loan. Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on a loan is discontinued when, in management’s opinion, the borrower is not likely to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Loans are placed on nonaccrual status when (i) management has concerns relating to the ability to collect the loan principal and interest, and (ii) generally when loans are 90 days or more past due. Interest income is subsequently recognized on a cash basis only to the extent payments are received and only if the loan is well secured. Commercial loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance (generally a minimum of six months) of interest and principal by the borrower in accordance with the contractual terms. Residential mortgage and consumer loans are typically returned to accrual status once they are no longer past due. There were $1.9 million in nonperforming TDR loans at December 31, 2015, compared to $2.1 million at December 31, 2014, that were considered impaired and were accruing. The following table shows interest income recognized and received on these nonperforming TDR loans for the years ended December 31, 2015 and 2014 (dollars in thousands):

	Year Ended December 31, 2015		Year Ended December 31, 2014
	Recognized	Received	Recognized	Received
Interest Income:
Commercial	$—	$—	$9	$8
Real estate – construction	—	—	4	4
Real estate – mortgage	75	78	74	68
Consumer	1	1	—	1
Total	$76	$79	$87	$81

The Company’s policy for impaired loan accounting subjects all loans to impairment recognition; however, loan relationships with total credit exposure of less than $500,000 are generally not evaluated on an individual basis for levels of impairment. The Company generally considers loans 90 days or more past due, all nonaccrual loans and all TDRs to be impaired. All TDRs are evaluated on an individual basis for levels of impairment.

Loans specifically identified and evaluated for levels of impairment totaled $4.4 million and $4.2 million at December 31, 2015 and 2014, respectively, as displayed in the following tables (dollars in thousands).

	Impaired Loans
		Unpaid		Average	Interest
	Recorded	Principal	Specific	Recorded	Income
	Balance	Balance	Allowance	Investment	Recognized
At December 31, 2015
Loans without a specific valuation allowance
Commercial	$809	$809	$—	$851	$12
Real estate – construction	318	318	—	340	22
Real estate – mortgage	1,252	1,769	—	1,345	24
Consumer	3	3	—	5	—
Total	2,382	2,899	—	2,541	58

Loans with a specific valuation allowance
Commercial	96	203	1	98	13
Real estate – construction	241	241	42	294	15
Real estate – mortgage	1,652	1,652	152	1,684	57
Consumer	8	8	1	9	1
Total	1,997	2,104	196	2,085	86

Total impaired loans
Commercial	905	1,012	1	949	25
Real estate – construction	559	559	42	634	37
Real estate – mortgage	2,904	3,421	152	3,029	81
Consumer	11	11	1	14	1
Total	$4,379	$5,003	$196	$4,626	$144

	Impaired Loans
		Unpaid		Average	Interest
	Recorded	Principal	Specific	Recorded	Income
	Balance	Balance	Allowance	Investment	Recognized
At December 31, 2014
Loans without a specific valuation allowance
Commercial	$283	$283	$—	$342	$22
Real estate – construction	453	453	—	480	32
Real estate – mortgage	361	381	—	454	36
Consumer	17	17	—	18	1
Total	1,114	1,134	—	1,294	91

Loans with a specific valuation allowance
Commercial	1,087	1,194	588	1,409	78
Real estate – construction	148	148	53	186	11
Real estate – mortgage	1,878	1,878	264	1,913	71
Consumer	—	—	—	—	—
Total	3,113	3,220	905	3,508	160

Total impaired loans
Commercial	1,370	1,477	588	1,751	100
Real estate – construction	601	601	53	666	43
Real estate – mortgage	2,239	2,259	264	2,367	107
Consumer	17	17	-	18	1
Total	$4,227	$4,354	$905	$4,802	$251

The balance in the allowance for credit losses and the recorded investment in loans by portfolio segment and based on the reserving method as of December 31, 2015 and 2014 were as follows:

		Real Estate -	Real Estate -			Total
Allowance for credit losses:	Commercial	Construction	Mortgage	Consumer	Other	Allowance
December 31, 2015
Individually evaluated for impairment	$1	$42	$152	$1	$—	$196
Collectively evaluated for impairment	10,491	2,259	7,515	304	78	20,647
PCI	56	1	95	—	—	152
Total ending allowance	$10,548	$2,302	$7,762	$305	$78	$20,995

Allowance for credit losses as a percentage of recorded investment	0.97%	0.96%	1.07%	1.30%	0.90%	1.01%
December 31, 2014
Individually evaluated for impairment	$588	$53	$264	$—	$—	$905
Collectively evaluated for impairment	10,567	1,931	8,195	421	93	21,207
PCI	—	—	—	—	—	—
Total ending allowance	$11,155	$1,984	$8,459	$421	$93	$22,112

Allowance for credit losses as a percentage of recorded investment	1.20%	1.18%	1.26%	1.61%	1.06%	1.23%
		Real Estate -	Real Estate -			Total
Recorded investment in loans:	Commercial	Construction	Mortgage	Consumer	Other	Loans
December 31, 2015
Individually evaluated for impairment	$905	$559	$2,904	$11	$—	$4,379
Collectively evaluated for impairment	1,052,352	236,522	691,071	22,230	8,700	2,010,875
PCI	36,471	3,458	32,149	1,290	—	73,368
Total recorded investment in loans	$1,089,728	$240,539	$726,124	$23,531	$8,700	$2,088,622
December 31, 2014
Individually evaluated for impairment	$1,370	$601	$2,239	$17	$—	$4,227
Collectively evaluated for impairment	890,835	162,980	632,347	24,138	8,798	1,719,098
PCI	36,556	4,528	37,988	2,009	-	81,081
Total recorded investment in loans	$928,761	$168,109	$672,574	$26,164	$8,798	$1,804,406

The allowance for credit losses as a percentage of the recorded investment in loans shown in the table above reflects the improvement in asset quality in 2015. There is a greater proportion of low risk, high quality loans in the loan portfolio at year end 2015 than at year end 2014. As a result, the allowance for credit losses as a percentage of the total recorded investment in loans at year end 2015 is significantly lower than at year end 2014. Also impacting the allowance for credit losses as a percentage of the total recorded investment in loans is the acquired non-PCI portfolio of $213.7 million at December 31, 2015, which was recorded at fair value on the acquisition date and had an allowance for credit losses of $548,000 as of December 31, 2015.

The Bank’s policy for calculating and assigning specific reserves is applicable to all loans except for groups of smaller balance homogeneous loans such as credit card, residential mortgage and consumer loans in which impairment is collectively evaluated. The Bank generally considers loans 90 days or more past due and all nonaccrual loans to be impaired.

Management follows a loan review program designed to evaluate the credit risk in its loan portfolio. Sample selection is a combination of random selection and targeted selection based on total credit exposure and identified risk factors. The Internal Loan Review Department consists of qualified personnel knowledgeable in lending practices, bank policies and procedures and relevant laws and regulations. Internal Loan Review along with lending personnel utilize a system of nine risk grades in assessing and identifying the risk in the loan portfolio. The nine risk grades are minimal risk, low risk, low to moderate risk, moderate risk, pre-watch, special mention, substandard, doubtful, and loss. Through this loan review process, the Bank maintains an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for credit losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as pass, special mention, substandard, or doubtful as described below, and reserves are allocated based on management’s judgment and historical experience. The Management Credit Committee, consisting of the Chief Credit Officer, Chief Commercial Credit Officer, Senior Credit Officers, and the Loan Review Manager perform a monthly high level review of new and renewed production.
Pass – These loans are loans that have been assigned to one of the first five risk grades: minimal risk, low risk, low to moderate risk, moderate risk, or pre-watch.
Special Mention – These loans have potential weaknesses, which may, if not corrected or reversed, weaken the bank's credit position at some future date. The loans may not show problems as yet due to the borrower(s)’ apparent ability to service the debt, but special circumstances surround the loans of which the bank and management should be aware. This category may also include loans where repayment has not been satisfactory, where constant attention is required to maintain a set repayment schedule, or where terms of a loan agreement have been violated but the borrower still appears to have sufficient financial strength to avoid a lower rating. It also includes new loans that significantly depart from established loan policy and loans to weak borrowers with a strong guarantor.
Substandard – These are loans whose full final collectability may not appear to be a matter for serious doubt, but which nevertheless have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt and require close supervision by management, such as unprofitable and/or undercapitalized businesses, inability to generate sufficient cash flow for debt reduction, deterioration of collateral and special problems arising from the particular condition of an industry. It also includes workout loans on a liquidation basis when a loss is not expected.
Doubtful – These are loans that have all the weakness inherent in one graded substandard with the added provision that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and value, highly questionable. In addition, the extent of the potential loss may not be currently determinable. Most of these loans are considered impaired.
Loss – These loans are considered uncollectible and will be charged off immediately. These loans may have some recovery or salvage value but can no longer be considered active assets.
The following table summarizes, by internally assigned risk grade, the risk graded portion of the loan portfolio (dollars in thousands). The remainder of the loan portfolio consists of non risk graded homogeneous types of loans. The following table reflects $53.6 million of PCI loans at December 31, 2015 resulting from the acquisitions of Premier, CapStone and Security Savings, and $57.4 million of PCI loans at December 31, 2014 resulting from the acquisitions of CapStone and Security Savings. Loans – Excluding PCI includes $130.5 million of loans at December 31, 2015 from the Premier, CapStone and Security Savings acquisitions, and $121.4 million of loans at December 31, 2014 from the CapStone and Security Savings acquisitions that are not PCI.

	December 31,
	2015					2014
Loans – excluding PCI	Pass	Special Mention	Sub- standard	Doubtful	Total	Pass	Special Mention	Sub- standard	Doubtful	Total
Commercial	$1,022,998	$13,827	$16,519	$14	$1,053,358	$858,218	$18,578	$12,717	$969	$890,482
Real estate – construction	208,513	314	925	55	209,807	148,226	1,144	88	60	149,518
Real estate – mortgage	131,071	1,723	3,763	—	136,557	99,200	4,794	1,987	—	105,981
Consumer	1,262	—	—	—	1,262	928	—	—	—	928
Other	8,006	—	246	—	8,252	7,646	1,152	—	—	8,798
Total	$1,371,850	$15,864	$21,453	$69	$1,409,236	$1,114,218	$25,668	$14,792	$1,029	$1,155,707

	December 31,
	2015					2014
PCI Loans	Pass (1)	Special Mention	Sub- standard	Doubtful	Total	Pass	Special Mention	Sub- standard	Doubtful	Total
Commercial	$27,336	$5,517	$3,457	$—	$36,310	$27,766	$5,345	$3,205	$—	$36,316
Real estate – construction	2,711	—	371	—	3,082	2,838	1,248	339	—	4,425
Real estate – mortgage	11,231	1,410	1,581	—	14,222	11,246	3,811	1,627	—	16,684
Consumer	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—
Total	$41,278	$6,927	$5,409	$—	$53,614	$41,850	$10,404	$5,171	$—	$57,425

	December 31,
	2015					2014
Total Loans	Pass	Special Mention	Sub- standard	Doubtful	Total	Pass	Special Mention	Sub- standard	Doubtful	Total
Commercial	$1,050,334	$19,344	$19,976	$14	$1,089,668	$885,984	$23,923	$15,922	$969	$926,798
Real estate – construction	211,224	314	1,296	55	212,889	151,064	2,392	427	60	153,943
Real estate – mortgage	142,302	3,133	5,344	—	150,779	110,446	8,605	3,614	—	122,665
Consumer	1,262	—	—	—	1,262	928	—	—	—	928
Other	8,006	—	246	—	8,252	7,646	1,152	—	—	8,798
Total	$1,413,128	$22,791	$26,862	$69	$1,462,850	$1,156,068	$36,072	$19,963	$1,029	$1,213,132

(1) PCI loans in the Pass category are in the pre-watch risk grade, which is the lowest risk grade in the Pass category.
The process of determining the allowance for credit losses is driven by the risk grade system and the loss experience on non risk graded homogeneous types of loans. The Bank’s allowance for credit losses is calculated and determined, at a minimum, each fiscal quarter end. The allowance for credit losses represents management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio. In determining the allowance for credit losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to a review of individual loans, historical loan loss experience, the value and adequacy of collateral and economic conditions in the Bank’s market areas. For loans determined to be impaired, the impairment is based on discounted expected cash flows using the loan’s initial effective interest rate or the fair value of the collateral (less selling costs) for collateral dependent loans. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for credit losses. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examinations. Loans are charged off when in the opinion of management, they are deemed to be uncollectible. Recognized losses are charged against the allowance, and subsequent recoveries are added to the allowance. The Credit Management Committee of the Board of Directors has responsibility for oversight.

Management believes the allowance for credit losses of $21.0 million at December 31, 2015 is adequate to cover probable inherent losses in the loan portfolio; however, assessing the adequacy of the allowance is a process that requires continuous evaluation and considerable judgment. Management’s judgments are based on numerous assumptions about current events which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that credit losses in future periods will not exceed the current allowance or that future increases in the allowance will not be required. No assurance can be given that management’s ongoing evaluation of the loan portfolio in light of changing economic conditions and other relevant circumstances will not require significant future additions to the allowance, thus adversely affecting future operating results of the Bank.

An analysis of the changes in the allowance for credit losses follows (dollars in thousands):

	Beginning	Charge			Ending
	Balance	Offs	Recoveries	Provision	Balance
December 31, 2015
Loans – excluding PCI
Commercial	$11,155	$1,159	1,002	$(506)	$10,492
Real estate – construction	1,984	99	743	(327)	2,301
Real estate – mortgage	8,459	2,228	727	709	7,667
Consumer	421	545	348	81	305
Other	93	—	40	(55)	78
Total	$22,112	$4,031	$2,860	$(98)	$20,843

PCI loans
Commercial	$—	$—	$—	$56	$56
Real estate – construction	—	—	—	1	1
Real estate – mortgage	—	65	—	160	95
Consumer	—	1	—	1	—
Other	—	—	—	—	—
Total	$—	$66	$—	$218	$152

Total loans
Commercial	$11,155	$1,159	$1,002	$(450)	$10,548
Real estate – construction	1,984	99	743	(326)	2,302
Real estate – mortgage	8,459	2,293	727	869	7,762
Consumer	421	546	348	82	305
Other	93	—	40	(55)	78
Total	$22,112	$4,097	$2,860	$120	$20,995

	Beginning	Charge			Ending
	Balance	Offs	Recoveries	Provision	Balance
December 31, 2014
Loans – excluding PCI
Commercial	$11,480	$1,411	$1,368	$(282)	$11,155
Real estate – construction	2,027	427	894	(510)	1,984
Real estate – mortgage	10,479	4,607	1,433	1,154	8,459
Consumer	469	868	356	464	421
Other	95	—	36	(38)	93
Total	$24,550	$7,313	$4,087	$788	$22,112

PCI loans
Commercial	$—	$62	$—	$62	$—
Real estate – construction	—	—	—	—	—
Real estate – mortgage	—	33	—	33	—
Consumer	—	—	—	—	—
Other	—	—	—	—	—
Total	$—	$95	$—	$95	$—

Total loans
Commercial	$11,480	$1,473	$1,368	$(220)	$11,155
Real estate – construction	2,027	427	894	(510)	1,984
Real estate – mortgage	10,479	4,640	1,433	1,187	8,459
Consumer	469	868	356	464	421
Other	95	—	36	(38)	93
Total	$24,550	$7,408	$4,087	$883	$22,112

	Beginning	Charge			Ending
	Balance	Offs	Recoveries	Provision	Balance
December 31, 2013
Loans – excluding PCI
Commercial	$12,314	$2,212	$1,260	$118	$11,480
Real estate – construction	2,058	1,308	496	781	2,027
Real estate – mortgage	11,673	3,552	1,544	814	10,479
Consumer	466	1,116	389	730	469
Other	119	338	66	248	95
Total	$26,630	$8,526	$3,755	$2,691	$24,550

PCI loans
Commercial	$—	$—	$—	$—	$—
Real estate – construction	—	—	—	—	—
Real estate – mortgage	—	—	—	—	—
Consumer	—	—	—	—	—
Other	—	—	—	—	—
Total	$—	$—	$—	$—	$—

Total loans
Commercial	$12,314	$2,212	$1,260	$118	$11,480
Real estate – construction	2,058	1,308	496	781	2,027
Real estate – mortgage	11,673	3,552	1,544	814	10,479
Consumer	466	1,116	389	730	469
Other	119	338	66	248	95
Total	$26,630	$8,526	$3,755	$2,691	$24,550

Determining the fair value of PCI loans at acquisition required the Company to estimate cash flows expected to result from those loans and to discount those cash flows at appropriate rates of interest. For such loans, the excess of cash flows expected to be collected at acquisition over the estimated fair value is recognized as interest income over the remaining lives of the loans and is called the accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition reflects the impact of estimated credit losses and is called the nonaccretable difference. In accordance with GAAP, there was no carry-over of previously established allowance for credit losses from the acquired companies.

In conjunction with the acquisition of Premier on February 27, 2015, the PCI loan portfolio was accounted for at fair value as follows (dollars in thousands):

February 27, 2015

Contractual principal and interest at acquisition	$19,999
Nonaccretable difference	(821)
Expected cash flows at acquisition	19,178
Accretable yield	(3,040)
Basis in PCI loans at acquisition – estimated fair value	$16,138

A summary of changes in the recorded investment of PCI loans for the years ended December 31, 2015 and 2014 follows (dollars in thousands):

	2015	2014

Recorded investment, beginning of period	$81,081	$56,015
Fair value of loans acquired during the year	16,138	65,816
Accretion	4,949	4,581
Reductions for payments, sales and foreclosures	(28,800)	(45,331)
Recorded investment, end of period	$73,368	$81,081
Outstanding principal balance, end of period	$80,766	$88,917

In the third quarter of 2014, the Bank sold a small group of nonperforming loans with a total recorded investment of $5.4 million for net proceeds of $6.0 million. Included in this sale were PCI loans with a total outstanding principal balance of $4.8 million and a total recorded investment of $2.6 million for net proceeds of $2.7 million. The $100,000 excess proceeds on the PCI loan sales was recorded as an adjustment to the recorded investment of the remaining PCI portfolio. The remaining excess proceeds from the loan sale of $500,000 was recorded as recoveries of previously charged off loans.

A summary of changes in the accretable yield for PCI loans for the years ended December 31, 2015 and 2014 follows (dollars in thousands):

	2015	2014

Accretable yield, beginning of period	$22,447	$14,462
Addition from acquisition	3,040	13,969
Accretion	(4,949)	(4,581)
Reclassification from nonaccretable difference	2,035	1,716
Other changes, net	(2,342)	(3,119)
Accretable yield, end of period	$20,231	$22,447

Note 6 – Premises and equipment

The following is a summary of premises and equipment (dollars in thousands):

	December 31
	2015	2014
Land	$18,159	$18,359
Buildings	27,130	26,912
Equipment	30,607	29,103
Leasehold improvements	3,151	2,567
Premises and equipment, total cost	79,047	76,941
Less, accumulated depreciation	35,173	32,119
Premises and equipment, net	$43,874	$44,822

Depreciation and amortization expense amounting to $3.4 million, $3.4 million and $3.0 million, for the years ended December 31, 2015, 2014, and 2013, respectively, is included in occupancy expense and furniture and equipment expense in the consolidated statements of income.

Note 7 – Deposits

The aggregate amount of certificates of deposit of $250,000 or more was approximately $242.7 million and $294.1 million at December 31, 2015 and 2014, respectively. The accompanying table presents the scheduled maturities of total time deposits at December 31, 2015 (dollars in thousands).

Years ending December 31

2016	$389,051
2017	27,396
2018	17,834
2019	7,015
2020	1,168
Thereafter	74
Total time deposits	$442,538

Note 8 – Short-term borrowings and long-term debt

The following is a schedule of short-term borrowings and long-term debt (dollars in thousands):

	Balance as of December 31	Interest Rate as of December 31	Average Balance	Average Interest Rate	Maximum Outstanding at Any Month End
2015
FHLB borrowings	$468,000	0.44%	$388,669	0.32%	$468,000
Federal funds purchased and repurchase agreements	66,750	2.10%	49,025	2.22%	77,200
Subordinated debt	15,500	7.25%	15,500	7.25%	15,500
Junior subordinated notes	25,774	2.06%	25,774	1.77%	25,774
Total	$576,024		$478,968		$586,474

2014
FHLB borrowings	$346,700	0.27%	$241,945	0.33%	$347,200
Federal funds purchased and repurchase agreements	50,500	2.11%	38,699	2.57%	62,000
Subordinated debt	15,500	7.25%	12,440	7.25%	15,500
Junior subordinated notes	25,774	1.72%	25,774	1.72%	25,774
Total	$438,474		$318,858		$450,474

At December 31, 2015, the Bank had a $554.0 million line of credit with the FHLB of Atlanta under which $504.0 million was used. This consisted of $468.0 million in advances, $35.0 million in letters of credit used in lieu of securities to pledge against public deposits, and a $1.0 million financial standby letter of credit issued by the FHLB of Atlanta on behalf of one of the Bank’s clients. This line of credit is secured with FHLB stock, investment securities, qualifying residential one to four family first mortgage loans, qualifying multi-family first mortgage loans, qualifying commercial real estate loans, and qualifying home equity lines of credit and second mortgage loans. Based upon collateral pledged, as of December 31, 2015, the borrowing capacity under this line was $541.2 million, of which $37.2 million was available to be borrowed. In addition to the credit line at the FHLB of Atlanta, the Bank has borrowing capacity at the Federal Reserve Bank totaling $2.2 million and has federal funds lines of $89.8 million of which $45.8 million was outstanding at December 31, 2015.

Federal funds purchased represent unsecured overnight borrowings from other financial institutions by the Bank.

The Bank sold securities under an agreement to repurchase (a “wholesale repurchase agreement”) in 2006. This $21.0 million borrowing has a maturity date in 2016 and is callable quarterly at a fixed rate of 4.03%. The investment securities serving as collateral for this borrowing had a market value of approximately $24.2 million at December 31, 2015. See Note 9 of the Notes to Consolidated Financial Statements for an expanded discussion of repurchase agreements.

On March 14, 2014, the Company entered into a Subordinated Note Purchase Agreement with 14 accredited investors under which the Company issued an aggregate of $15.5 million of subordinated notes to the accredited investors, including members of the Company’s Board of Directors. The subordinated notes have a maturity date of March 14, 2024 and bear interest, payable on the 1st of January and July of each year, commencing July 1, 2014, at a fixed interest rate of 7.25% per year. The subordinated notes are intended to qualify as Tier II capital for regulatory purposes. Costs associated with the issuance were $278,000, which are recorded in the balance sheet as other assets and are being amortized to other expense over the term of the notes.

FNB Financial Services Capital Trust I, a Delaware statutory trust (the “Trust,” wholly owned by the Company), issued and sold in a private placement, on August 26, 2005, $25.0 million of the Trust’s floating rate preferred securities, with a liquidation amount of $1,000 per preferred security, bearing a variable rate of interest per annum, reset quarterly, equal to 3 month London Interbank Offered Rate (“LIBOR”) plus 1.46% (the “Preferred Securities”) and a maturity date of September 30, 2035. The Preferred Securities became callable after five years. Interest payment dates are March 30, June 30, September 30 and December 31 of each year. The Preferred Securities are fully and unconditionally guaranteed on a subordinated basis by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. The entire proceeds from the sale by the Trust to the holders of the Preferred Securities was combined with the entire proceeds from the sale by the Trust to the Company of its common securities (the “Common Securities”), and was used by the Trust to purchase $25.8 million in principal amount of the Floating Rate Junior Subordinated Notes (the “Junior Subordinated Notes”) of the Company. The Company has not included the Trust in the consolidated financial statements. Currently, regulatory capital rules allow these trust preferred securities to be included as a component of regulatory capital for the Company.

The maturities of short-term borrowings and long-term debt at December 31, 2015, are as follows (dollars in thousands):

Years Ending December 31

2016	$534,750
2017	—
2018	—
2019	—
2020	—
Thereafter	41,274
Total maturities of short-term borrowings and long-term debt	$576,024

Note 9 – Repurchase Agreements

In previous periods, the Company occasionally secured long-term funding utilizing securities sold under repurchase agreements. Repurchase agreements are transactions whereby the Company sells to a counterparty securities at an agreed upon purchase price, and which obligates the Company to repurchase the securities on an agreed upon date at an agreed upon repurchase price with interest at an agreed upon rate payable at a predetermined frequency. Securities sold under agreements to repurchase are recorded at the amount of cash received in connection with the transaction and are included in other borrowings in the consolidated balance sheets.

The Company monitors collateral levels on a continuous basis and maintains records of each transaction specifically describing the applicable securities and the counterparty’s interest in those securities and segregates the securities from general assets in accordance with regulations governing custodial holdings of securities. The primary risk with repurchase agreements is market risk associated with the securities collateralizing the transactions, as the Company may be required to provide additional collateral based on fair value changes of the underlying securities.

At December 31, 2015, the Company had one repurchase agreement, which it entered into on December 8, 2006 for $21.0 million with a repurchase date of December 8, 2016. The transaction is subject to quarterly calls with quarterly interest payments at a fixed rate of 4.03%. Securities pledged as collateral under the repurchase agreement are maintained with the counterparty. Securities acceptable as collateral are U.S. Treasury securities, U.S. government agency securities, U.S. government-sponsored agency securities, and agency mortgage backed securities. The Company may substitute collateral among the acceptable categories. The remaining contractual maturity of repurchase agreements by class of collateral pledged included in other borrowings in the consolidated balance sheets as of December 31, 2015 and December 31, 2014 is presented in the following tables (dollars in thousands).

	December 31, 2015
	Remaining Contractual Maturity of the Agreements
	Less than 1 Year	1 – 3 Years	3 – 5 Years	Greater Than 5 Years	Total	Market Value of Collateral
Repurchase agreements
U.S. government-sponsored agency securities	$ 17,978	$ -	$ -	$ -	$ 17,978	$ 20,468
Agency mortgage backed securities	3,022	-	-	-	3,022	3,745
Total borrowings	$21,000	$ -	$ -	$ -	$21,000	$24,213
Gross amount of recognized liabilities for repurchase agreements					$21,000

	December 31, 2014
	Remaining Contractual Maturity of the Agreements
	Less than 1 Year	1 – 3 Years	3 – 5 Years	Greater Than 5 Years	Total	Market Value of Collateral
Repurchase agreements
U.S. government-sponsored agency securities	$ -	$ 16,699	$ -	$ -	$ 16,699	$ 19,396
Agency mortgage backed securities	-	4,301	-	-	4,301	5,573
Total borrowings	$ -	$21,000	$ -	$ -	$21,000	$24,969
Gross amount of recognized liabilities for repurchase agreements					$21,000

Note 10 – Other assets and other liabilities

The components of other assets and liabilities at December 31 are as follows (dollars in thousands):

	2015	2014

Other assets:
Accrued interest receivable	$8,177	$7,677
Assets held in trusts for deferred compensation plans	9,611	7,385
Other	10,680	9,314
Total	$28,468	$24,376
Other liabilities:
Accrued interest payable	$336	$369
Accrued compensation	1,720	1,939
Dividends payable	586	—
Retirement plans	7,699	4,031
Deferred compensation	9,880	7,730
Other	8,844	3,770
Total	$29,065	$17,839

Note 11 – Income taxes

The components of income tax expense (benefit) for the years ended December 31 are as follows (dollars in thousands):

	2015	2014	2013

Current tax expense
Federal	$664	$473	$76
State	—	—	—
Total current	664	473	76
Deferred tax expense (benefit)
Federal	6,484	6,073	(4,771)
State	1,632	1,273	1,479
Total deferred	8,116	7,346	(3,292)
Total income tax expense (benefit)	$8,780	$7,819	$(3,216)

ASC Topic 740 requires that the realizability of the deferred tax asset and evaluation of the need for a valuation allowance consider all positive and negative evidence to form a conclusion as to whether the realization of the deferred tax asset is more likely than not. The Company must also assign weight to the various forms of evidence, based upon the ability to verify the evidence. Management evaluates the realizability of the recorded deferred tax assets on a regular basis. This evaluation includes a review of all available evidence, including recent historical financial performance and expected near-term levels of net interest margin, nonperforming assets, operating expenses, earnings and other factors. It further includes the consideration of the items that have given rise to the deferred tax assets, as well as tax planning strategies.

In 2013, the Company was able to demonstrate that a previously established valuation allowance was no longer necessary and, as a result, management concluded at that time that only the portion of the deferred tax asset associated with certain state net economic loss and contribution carryforwards should be impaired and recorded a $10.5 million reduction in the valuation allowance. At December 31, 2015 management maintains its conclusion that no additional valuation allowance is necessary. Management has also concluded that the utilization of the remaining deferred tax assets is more likely than not.

During the third quarter of 2013, North Carolina reduced its corporate income tax rate from 6.90% to 6.00% effective January 1, 2014, and to 5.00% effective January 1, 2015. Effective January 1, 2016, the State further reduced its income tax rate to 4.00%, having met the requisite revenue target. Further reduction to 3.00% is contingent upon the State meeting an additional revenue target with the reduction becoming effective for the tax year beginning the following January. As a result, the Company’s deferred tax asset was adjusted for the estimated effect of these changes and was reduced by $875,000 in 2013 by a charge to income tax expense of $740,000 and a charge to accumulated other comprehensive income of $135,000, and by $284,000 in 2015 by a charge to income tax expense of $231,000 and a charge to accumulated other comprehensive income of $53,000.

The significant components of deferred tax assets at December 31 are as follows (dollars in thousands):

	2015	2014
Deferred tax assets:
Allowance for credit losses	$7,564	$8,458
Non-qualified deferred compensation plans	2,640	2,365
Accrued compensation	396	459
Stock-based compensation	1,407	1,327
Writedowns on real estate acquired in settlement of loans	271	767
Interest on nonaccrual loans	156	180
Net operating losses	14,178	21,554
Pension plans	4,628	3,233
Purchase accounting adjustments	2,803	2,446
Other	4,728	2,643
Valuation allowance	(313)	(328)
Total	38,458	43,104

Deferred tax liabilities:
Depreciable basis of property and equipment	(1,799)	(1,981)
Intangible assets	(578)	(573)
Deferred loan fees	(1,205)	(509)
Net unrealized gain on available for sale securities	(1,551)	(2,904)
CapStone investment securities fair value greater than cost	(167)	(222)
Prepaid expenses	(3,369)	(3,189)
Other	(490)	(593)
Total	(9,159)	(9,971)
Net deferred tax assets	$29,299	$33,133

The Company had federal net operating loss carryforwards of $38.3 million and $57.5 million for the years ended December 31, 2015 and 2014, respectively, which expire in varying amounts through 2024. Internal Revenue Code section 382 imposes an annual limitation of $821,000 on the amount of certain federal net operating loss carryforwards the Company may claim as a result of its acquisition of certain institutions. The Company expects the section 382-limited net operating loss carryforwards totaling $2.9 million at December 31, 2015 to be realized within the carryforward period.

Additionally, the Company had state net economic loss carryforwards of $23.5 million and $45.2 million for the years ended December 31, 2015 and 2014, respectively, which expire in varying amounts through 2030. A valuation allowance of $313,000 and $328,000 for the years ended December 31, 2015 and 2014, respectively, has been recorded related to a portion of the state net economic loss carryforwards because the realization thereof is uncertain.

The provision for income taxes differs from that computed by applying the federal statutory rate of 35% as indicated in the following analysis (dollars in thousands):

	2015	2014	2013
Tax based on statutory rates	$8,595	$7,628	$6,144
Increase (decrease) resulting from:
Effect of tax-exempt income	(480)	(434)	(343)
State income taxes, net of federal benefit	830	827	739
State tax rate reduction	231	-	740
Income on bank-owned life insurance	(744)	(485)	(500)
Change in valuation allowance	(15)	(243)	(10,496)
Non-deductible expenses	465	221	97
Other, net	(102)	305	403
Total provision (benefit) for income taxes	$8,780	$7,819	$(3,216)
Effective tax rate	35.8%	35.9%	(18.30)%

The Company’s federal and state income tax returns from 2012 forward are open for examination. The Company does not have any material uncertain tax positions.

Note 12 – Commitments and contingent liabilities

The minimum annual lease commitments under noncancelable operating leases in effect at December 31, 2015, are as follows (dollars in thousands):

Years Ending December 31

2016	$2,454
2017	1,779
2018	1,213
2019	733
2020	566
Thereafter	—
Total lease commitments	$6,745

Payments for all operating leases amounted to approximately $2.6 million, $2.1 million and $1.9 million for the years ended December 31, 2015, 2014, and 2013, respectively.
The Company’s consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the contractual amounts of the Bank’s exposure to off-balance sheet risk at December 31 is as follows (dollars in thousands):

	Contractual Amount
	2015	2014

Loan commitments	$537,340	$494,890
Credit card lines	23,872	25,712
Standby letters of credit	6,404	5,606
Total commitments and contingent liabilities	$567,616	$526,208

The Bank’s exposure to credit loss in the event of nonperformance by the counterparty is equal to the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

In March 2015, a court-appointed receiver (the ‘‘Receiver’’) of a former customer of the Bank requested that the bank enter a tolling agreement, failing which, he would consider filing an action against the Bank. The Bank executed the tolling agreement. In November of 2015, the Receiver provided the Bank’s counsel with a draft complaint alleging the Bank improperly allowed the former customer to withdraw approximately $37 million from its accounts. The draft complaint seeks compensatory damages, treble damages and attorneys’ fees. On December 11, 2015, the Bank and the Receiver engaged in a one day mediation to try to resolve the Receiver’s potential claims, but no settlement was reached. As of September 30, 2015, as previously disclosed in the Company’s quarterly report on Form 10-Q filed November 6, 2015, the Company was unable to estimate a possible loss or range of loss. As of December 31, 2015, the Company had identified a probable loss of $1 million but remained unable to estimate any additional probable loss or range of possible loss, and, as a result, expensed $350,000 in respect of the retention under its applicable insurance policy. Following December 31, 2015, the Bank, reached an agreement to settle threatened litigation. As a result, the Company accrued a loss contingency, net of insurance coverage proceeds, of $4.8 million, which resulted in an after tax reduction in net income of $3.0 million.

Following the announcement of the execution of the Merger Agreement whereby the Company would be acquired by Yadkin, three purported class action lawsuits relating to the Merger Agreement were filed on behalf of the Company’s shareholders against the Company, members of the Company’s board of directors, Yadkin and Navy Merger Sub Corp., a North Carolina corporation and a wholly owned subsidiary of Yadkin, (the “Defendants”), which lawsuits were subsequently consolidated into a single class action. On February 5, 2016, the Defendants entered into a memorandum of understanding with respect to a proposed settlement, pursuant to which the Company made certain supplemental disclosures related to the proposed merger. Subsequently, a settlement was reached between all plaintiffs and the Company whereby the claims of all plaintiffs were dismissed with prejudice save an award of attorneys’ fees to plaintiffs’ counsel. The Company has been unable to estimate an amount for these possible attorney fees and has recorded no liability for them.

Note 13 – Related party transactions

In the normal course of business, the Bank has various banking relationships with related parties, including loans and deposits. The Bank had loans outstanding to officers and directors and their affiliated entities during each of the past two years. Such loans were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers, and, at the time that they were made, did not involve more than the normal risks of collectability. The following table summarizes the transactions for the past two years (dollars in thousands):

	2015	2014
Balance, beginning of year	$24,793	$10,240
Amounts added as a result of acquisition	—	13,784
Advances (repayments), net, during year	(3,946)	769
Balance, end of year	$20,847	$24,793

Note 14 – Other operating expenses

The components of other operating expense for the years ended December 31, 2015, 2014 and 2013 are as follows (dollars in thousands):

	Years Ended December 31
	2015	2014	2013
Other operating expenses:
Advertising	$1,740	$1,779	$1,583
Bankcard expense	582	416	653
Postage	918	939	743
Stationery, printing and supplies	655	613	487
Telephone	540	493	666
Travel, dues and subscriptions	1,299	1,205	1,001
Directors’ fees	705	696	601
Franchise and privilege taxes	608	543	403
Deposit premium amortization	1,806	1,599	809
Threatened litigation loss contingency	5,175	—	—
Other expense	3,536	3,816	3,079
Total	$17,564	$12,099	$10,025

Note 15 – Stock-based compensation

As of December 31, 2015, the Company’s Compensation Committee administered the Company’s three stock-based compensation plans, each of which was approved by the shareholders. One of these plans has expired, and while there are options and other grants outstanding that have not yet expired, no new awards may be granted thereunder. One active plan, which will expire in 2016, had 535,000 shares of common stock authorized for issuance to plan participants in the form of stock options, rights to receive restricted shares of common stock and/or performance units. At December 31, 2015, a total of 322,622 shares were available for future grants under this unexpired plan. The most recent plan, which was approved by shareholders on May 13, 2015, had 1,0000,000 shares of common stock authorized for issuance to plan participants in the form of stock options, restricted stock, restricted stock units and/or performance units. At December 31, 2015, a total of 875,000 shares were available for future grants under this new plan.

Upon the acquisition of CapStone on April 1, 2014, 617,270 CapStone stock options under four stock-based compensation plans were converted to 1,388,849 Company stock options with a fair value of $4.6 million determined using the Black-Scholes-Merton option-pricing model. At December 31, 2015, 630,728 of these converted options were outstanding and exercisable with an average weighted remaining contractual life of approximately one year and an aggregate intrinsic value of $4.6 million. No new awards may be granted under these plans, which are also administered by the Company’s Compensation Committee.

Upon the acquisition of Premier on February 27, 2015, 294,400 Premier stock options under two stock-based compensation plans were converted to 353,831 Company stock options with a fair value of $632,000 determined using the Black-Scholes-Merton option-pricing model. At December 31, 2015, 195,820 of these converted options were outstanding and exercisable with an average weighted remaining contractual life of approximately four years and an aggregate intrinsic value of $591,000. No new awards may be granted under these plans, which are also administered by the Company’s Compensation Committee.

The Company recorded $853,000 of total stock-based compensation expense during 2015, compared to $787,000 in 2014 and $439,000 in 2013. As of December 31, 2015, there was $2.1 million of total unrecognized compensation expense related to stock options, restricted stock units, and performance units. This expense will be fully amortized by December 31, 2018.

As of December 31, 2015, 525,715 restricted stock units and performance units granted to certain senior officers were outstanding. The fair value of each restricted stock unit or performance unit is the closing price of the Company’s common stock on the dates they were granted. The number of units, date of grant and the fair value of each restricted stock unit or performance unit are as follows:

December 31, 2015
		Grant	Fair Value Value
Type	Units	Date	Per Unit
Restricted stock units	8	02/09/11	$5.15
Restricted stock units	38,306	01/11/12	3.89
Restricted stock units	3,790	07/25/12	4.10
Restricted stock units	66,471	01/16/13	5.00
Restricted stock units	1,912	03/06/13	5.91
Restricted stock units	1,168	04/24/13	5.99
Restricted stock units	19,354	07/24/13	8.80
Restricted stock units	78,678	01/15/14	7.19
Performance units	36,301	07/29/14	7.64
Performance units	22,835	10/29/14	8.41
Performance units	127,682	01/28/15	8.10
Performance units	4,210	05/20/15	8.12
Restricted stock units	125,000	09/23/15	8.57
	525,715

The following is a summary of restricted stock unit and performance unit activity and related information for the years ended December 31:

	2015		2014		2013
	Units	Weighted Average Grant Date Value	Units	Weighted Average Grant Date Value	Units	Weighted Average Grant Date Value

Outstanding –
Beginning of year	396,041	$5.88	302,389	$5.09	229,420	$4.31
Granted	281,334	8.33	140,230	7.35	168,754	5.85
Vested	(80,134)	4.81	(20,530)	5.27	(47,660)	4.53
Forfeited	(71,526)	5.94	(26,048)	5.12	(48,125)	4.61
Outstanding –
End of year	525,715	$7.34	396,041	$5.88	302,389	$5.09

The intrinsic value of restricted stock units that vested in 2015, 2014 and 2013 is $698,000, $153,000 and $282,000 respectively.

The following is a summary of stock option activity and related information for the years ended December 31:

	2015		2014		2013
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding –
Beginning of year	985,071	$7.51	377,629	$15.64	529,825	$14.55
Converted	353,831	9.16	1,388,849	4.54	—	—
Exercised	(134,874)	5.47	(628,045)	4.14	—	—
Forfeited	(352,130)	13.42	(153,362)	14.42	(152,196)	11.86
Outstanding –
End of year	851,898	$6.07	985,071	$7.51	377,629	$15.64

Exercisable –
End of year	851,898	$6.07	985,071	$7.51	377,629	$15.64

All options were granted at fair value on date of grant, which is equal to the exercise price. For options assumed in acquisitions, fair value was established at the acquisition dates using the Black-Scholes-Merton option-pricing model. At December 31, 2015, the aggregate intrinsic value of stock options outstanding and exercisable was $5.2 million. The aggregate intrinsic value of stock options exercised in 2015 and 2014 is $521,000 and $2.3 million, respectively. There were no stock option exercises in 2013.

The following is a summary of information on outstanding and exercisable stock options at December 31, 2015:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 0.00 – $ 5.00	392,710	0.59	$4.08	392,710	$4.08
$ 5.81 – $10.05	446,838	2.63	7.56	446,838	7.56
$11.06 – $14.93	5,350	1.07	13.64	5,350	13.64
$17.10 – $18.00	7,000	0.95	17.10	7,000	17.10
	851,898	1.66	$6.07	851,898	$6.07

The Company recorded excess tax benefits related to stock-based compensation as a credit to shareholders’ equity of $214,000, $101,000 and $26,000 during 2015, 2014 and 2013, respectively.

Note 16 – Net income (loss) per share

The following is a reconciliation of the numerator and denominator of basic and diluted net income per share of common stock (dollars in thousands, except per share data):

	For the years ended December 31
	2015	2014	2013
Basic:
Net income available to common shareholders	$15,778	$13,639	$18,917
Weighted average shares outstanding	38,770,788	34,944,660	26,643,820
Net income per share, basic	$0.41	$0.39	$0.71

Diluted:
Net income available to common shareholders	$15,778	$13,639	$18,917
Weighted average shares outstanding	38,770,788	34,944,660	26,643,820
Effect of dilutive securities:
Stock options	320,389	393,565	357
Restricted stock units and performance units	184,077	128,205	98,843
Warrant	—	—	505,254
Convertible preferred stock	—	—	1,821,853
Weighted average shares outstanding and dilutive potential shares outstanding	39,275,254	35,466,430	29,070,127
Net income per share, diluted	$0.40	$0.38	$0.65

On December 31, 2015, there were 25,350 options that were antidilutive (because the exercise price exceeded the average market price for the year). On December 31, 2014, there were 241,067 options that were antidilutive. On December 31, 2013, there were 374,629 options that were antidilutive.

See Note 22 of the Notes to Consolidated Financial Statements for a description of the warrant.

Note 17 – Parent company only

The Company’s principal asset is its investment in its subsidiary, the Bank. The Company’s principal source of income is dividends received from the Bank. The following presents condensed financial information of the Company:

	2015	2014
Condensed balance sheets (dollars in thousands)
Assets
Cash and due from banks	$3,355	$6,130
Investment in wholly owned subsidiary	293,074	265,436
Other assets	2,828	1,630
Total assets	$299,257	$273,196

Liabilities and shareholders’ equity
Subordinated debt	$15,500	$15,500
Junior subordinated notes	25,774	25,774
Other liabilities	987	567
Shareholders’ equity	256,996	231,355
Total liabilities and shareholders’ equity	$299,257	$273,196

	2015	2014	2013
Condensed statements of income
Dividends from subsidiary	$5,200	$—	$—
Management and service fees from subsidiary	—	—	619
Other operating expense	1,232	1,150	1,199
Income (loss) before equity in undistributed net income of subsidiary	3,968	(1,150)	(580)
Equity in undistributed net income of subsidiary	11,810	15,126	21,351
Net income	$15,778	$13,976	$20,771

	2015	2014	2013

Condensed statements of cash flows
Cash flows from operating activities
Net income	$15,778	$13,976	$20,771
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Other changes, net	(711)	(1,336)	(375)
Equity in undistributed net (income) loss of subsidiary	(11,810)	(15,126)	(21,351)
Net cash (used in) provided by operating activities	3,257	(2,486)	(955)
Cash flows from investing activities
Outlays for business acquisitions	(4,813)	-	-
Net cash provided by (used in) investing activities	(4,813)	-	-
Cash flows from financing activities
Proceeds from issuance of long-term debt	-	15,500	-
Exercise of stock options	738	2,598	-
Payment to repurchase preferred stock	-	(15,000)	(37,472)
Payment to repurchase warrant	-	-	(7,779)
Cash paid in lieu of issuing shares pursuant to restricted stock units	(240)	(49)	(78)
Dividends paid	(1,757)	(337)	(1,571)
Other changes, net	40	(32)	(91)
Net cash provided by (used in) financing activities	(1,219)	2,680	(46,991)
Increase (decrease) in cash	(2,775)	194	(47,946)
Cash at beginning of year	6,130	5,936	53,882
Cash at end of year	$3,355	$6,130	$5,936

Note 18 – Employee benefit plans

The Company has three defined benefit retirement plans:

•	A pension plan, which is frozen;

•	A supplemental executive retirement plan (“SERP”) covering certain executive and former executive officers, which is frozen; and

•	A supplemental executive retirement plan (“SERP”) covering senior officers, which is active.

The curtailed pension plan and the curtailed SERP provide for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and a percentage of qualifying compensation during the employee’s final years of employment. Contributions to the pension plan are based upon the projected unit credit actuarial funding method and comply with the funding requirements of the Employee Retirement Income Security Act. Contributions prior to the curtailments were intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets of the pension plan consist primarily of cash and cash equivalents, U.S. government securities, and other securities. The curtailed SERP is unfunded. Effective September 1, 2014, the Bank established an unfunded SERP for senior officers to provide an annual retirement benefit for 10 years following retirement. The benefit vests ratably in proportion to years of service completed after September 1, 2014 over the projected number of years of service to retirement date, but not less than five years. The Company is accruing the service cost component of this benefit straight line over the vesting period. Assets contributed to the pension and SERP plans are held in a trust, for the benefit of employees, that is managed by or under the trusteeship of management.

The disclosures presented represent combined information for all of the employee benefit plans. The plans use a measurement date of December 31. The projected benefit obligation at December 31, 2015 was determined using the RP-2014 mortality table and the MP-2014 projection scale. The December 31, 2014 amount was determined using the IRS mortality table with annual indexing. The following table outlines the changes in these pension obligations, assets and funded status for the years ended December 31, 2015 and 2014 (dollars in thousands):

	2015	2014
Change in benefit obligation
Projected benefit obligation at beginning of year	$30,102	$28,169
Service cost	277	102
Interest cost	1,450	1,522
Actuarial (gain) loss	2,160	1,898
Benefits paid	(1,589)	(1,589)
Projected benefit obligation at end of year	32,400	30,102
Accumulated benefit obligation at end of year	32,378	30,058
Change in plan assets
Fair value of plan assets at beginning of year	26,071	26,098
Actual return on plan assets	(161)	1,122
Employer contributions	381	440
Benefits paid	(1,589)	(1,589)
Fair value of plan assets at end of year	24,702	26,071
Funded status at end of year
Plan assets less projected benefit obligation – pension liability	$(7,698)	$(4,031)

The amounts recognized in the consolidated balance sheets at December 31, 2015 and 2014 consist of (dollars in thousands):

	2015	2014
Other assets	$—	$—
Other liabilities	(7,698)	(4,031)
Net asset (liability) recognized	$(7,698)	$(4,031)

The following table details the amounts recognized in accumulated other comprehensive income at December 31, 2015 and 2014 (dollars in thousands):

	2015	2014
Net loss	$12,302	$8,447
Less prior service cost	5	6
Accumulated other comprehensive loss, excluding income taxes	$12,307	$8,453

The following table provides expected amortization amounts for 2016:

Actuarial loss	$1,075
Prior service cost	1
Total	$1,076

The following table outlines the assumptions and components of net periodic pension cost for the three years in the period ended December 31, 2015 (dollars in thousands):

	2015	2014	2013
Components of net periodic pension cost
Service	$277	$102	$20
Interest	1,450	1,522	1,398
Expected return on plan assets	(2,042)	(2,035)	(1,826)
Amortization of prior service cost	1	1	1
Amortization of net (gain) loss	509	185	641
Net periodic pension cost	$195	$(225)	$234

Weighted average assumptions
Discount rate	5.00%	5.00%	5.50%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increases	4.00%	4.00%	4.00%

Target asset allocations are established based on periodic evaluations of risk/reward under various economic scenarios and with varying asset class allocations. The near-term and long-term impact on obligations and asset values are projected and evaluated for funding and financial accounting implications. Actual allocation and investment performance is reviewed quarterly. The current target allocation ranges, along with the actual allocation as of December 31, 2015, are included in the accompanying table.

Plan Assets	Market Value as of December 31, 2015 (dollars in thousands)	Actual Allocation as of December 31, 2015	Long-Term Allocation Target
Equity securities	$14,982	60.7%	40% - 75%
Debt securities	9,720	39.3%	25% - 60%
Total	$24,702	100%	100%

The fair value of the Company’s pension plan assets at December 31, 2015 and 2014 by asset category are reflected in the following table (dollars in thousands). The fair value hierarchy descriptions used to measure these plan assets are identified in Note 20 of the Notes to Consolidated Financial Statements.

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Plan Assets at December 31, 2015
US equity securities	$4,148	$—	$—	$4,148
Equity mutual funds	10,709	—	—	10,709
Fixed income securities	—	1,492	—	1,492
Fixed income mutual funds	—	8,014	—	8,014
Cash and money market funds	339	—	—	339
Total plan assets	$15,196	$9,506	$—	$24,702

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Plan Assets at December 31, 2014
US equity securities	$5,025	$—	$—	$5,025
Equity mutual funds	10,906	—	—	10,906
Foreign equity securities	95	—	—	95
Fixed income securities	—	2,207	—	2,207
Fixed income mutual funds	—	7,817	—	7,817
Cash and money market funds	21	—	—	21
Total plan assets	$16,047	$10,024	$—	$26,071

The Company’s policy is to amortize actuarial gains and losses over the average remaining service periods for active participants when the accumulated net gain or loss exceeds 10% of the projected benefit obligation or market value of plan assets, whichever is greater. The assumed expected return on assets considers the current level of expected returns on risk-free investments (primarily government bonds), the historical level of risk premium associated with the other asset classes in the portfolio and the expectation for future returns of each asset class. The expected return of each asset class is weighted based on the target allocation to develop the expected long-term rate of return on assets. This resulted in the selection of the 8.00% rate used in 2013, 2014 and 2015 and to be used for 2016.

The contributions for all plans for 2015 were approximately $381,000, and the required contributions for 2016 are expected to be approximately $380,000. The expected benefit payments for all plans for the next ten years are as follows (dollars in thousands):

Years Ending December 31

2016	$1,680
2017	1,830
2018	1,850
2019	1,947
2020	2,160
2021 through 2025	11,120
Total	$20,587
The Company also has a separate contributory 401(k) savings plan covering substantially all employees. The 401(k) savings plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank matching a portion of each employee’s contribution. The Bank’s contributions were $1.1 million for 2015, $928,000 for 2014 and $832,000 for 2013. The 401(k) savings plan contribution expense is reported under personnel expense in the consolidated statements of income.

A deferred compensation plan allows the directors and executive officers of the Company to defer compensation. Each plan participant makes an annual election to either receive that year’s compensation or to defer receipt until his or her death, disability or retirement. The deferred compensation balances of this plan are maintained in a rabbi trust. The balances in the trust at December 31, 2015 and 2014 were $9.6 million and $7.3 million, respectively. In addition, the Company has an inactive Director Deferred Compensation Plan that acquired shares of the Company’s Class A common stock in the open market. These shares are held in a trust at cost, as a component of shareholders’ equity, until distributed. Assets contributed to the trusts, for the benefit of directors and executive officers, are managed by or under the trusteeship of management.

Note 19 – Regulatory matters

The primary source of funds for dividends that may be paid by the Company to its shareholders is dividends received from the Bank plus cash on hand of $3.4 million as of December 31, 2015. Dividends paid by the Company and the Bank may be limited by minimum capital requirements imposed by banking regulators.

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that as of December 31, 2015, both the Company and the Bank met all capital adequacy requirements to which they are subject.

In July 2013, the Federal Reserve approved a final rule implementing the Basel III regulatory capital framework and related Dodd-Frank Wall Street Reform and Consumer Protection Act changes. The rule revised minimum capital requirements and adjusted prompt corrective action thresholds. The final rule revised the regulatory capital elements, added a new common equity Tier I capital ratio, and increased the minimum Tier I capital ratio requirement. The rule also permitted certain banking organizations to retain, through a one-time election, which the Company and the Bank made, the existing treatment for accumulated other comprehensive income and implemented a new capital conservation buffer. The final rule was effective for community banks on January 1, 2015, subject to a transition period for certain parts of the rule.

The most recent notification from the Bank’s primary federal regulator categorized the Bank as “well capitalized” under the Regulatory Framework for Prompt Corrective Action. There are no conditions or events since that notification that management believes have changed the Bank’s category. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, common equity Tier I risk-based (effective January 1, 2015) and Tier I leverage ratios as set forth in the accompanying table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Percentages	Amount	Percentages	Amount	Percentages
December 31, 2015
Total Capital (To Risk-Weighted Assets)
Consolidated	$284,271	11.95%	$190,265	≥8.0%	N/A
Bank	280,490	11.80	190,138	≥8.0	$237,673	≥10.0%
Tier I Capital (To Risk-Weighted Assets)
Consolidated	250,048	10.51	142,699	≥6.0	N/A
Bank	260,495	10.96	142,604	≥6.0	190,138	≥8.0%
Common Equity Tier I Capital (To Risk-Weighted Assets)
Consolidated	231,763	9.74	107,024	≥4.5	N/A
Bank	260,495	10.96	106,953	≥4.5	154,487	≥6.5%
Tier I Capital (To Average Assets)
Consolidated	250,048	9.09	109,990	≥4.0	N/A
Bank	260,495	9.48	109,900	≥4.0	137,376	≥5.0%

December 31, 2014
Total Capital (To Risk-Weighted Assets)
Consolidated	$247,131	12.23%	$161,638	≥8.0%	N/A
Bank	240,806	11.92	161,605	≥8.0	$202,007	≥10.0%
Tier I Capital (To Risk-Weighted Assets)
Consolidated	209,366	10.36	80,819	≥4.0	N/A
Bank	218,541	10.82	80,803	≥4.0	121,204	≥6.0%
Tier I Capital (To Average Assets)
Consolidated	209,366	8.57	97,701	≥4.0	N/A
Bank	218,541	8.95	97,697	≥4.0	122,121	≥5.0%

The final rules implementing the Basel III regulatory capital framework and related Dodd-Frank Wall Street Reform and Consumer Protection Act are complex and subject to interpretation. While management can give no assurance that a regulatory entity will not interpret the rules differently, management does not believe that any differences in interpretation will result in a material impact on capital ratios.

Banking regulations restrict the amount of deferred income tax assets that may be recognized for purposes of calculating regulatory capital ratios. At December 31, 2015, $10.7 million of the Company’s deferred income tax assets were deducted from regulatory capital. This amount, which is principally comprised of the future tax benefit associated with net operating loss carry-forwards, when fully utilized would add 0.45% to the total risk-based capital ratio.

Note 20 – Fair value of financial instruments

FASB ASC 825, “Financial Instruments” requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent limitations in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2015 or December 31, 2014. The estimated fair value amounts for December 31, 2015 and December 31, 2014 have been measured as of period-end, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those dates. As such, the estimated fair values of these financial instruments subsequent to the reporting date may be different than the amounts reported at the period end.

The estimated fair value amounts should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company’s disclosures and those of other companies or banks may not be meaningful.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities. FASB ASC 820, “Fair Value Measurements and Disclosures” establishes a framework for measuring fair value, establishes a three level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The Company uses various valuation approaches, including market, income and/or cost approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would consider in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs, as follows:

•	Level 1 — Observable quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 — Observable quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, matrix pricing or model-based valuation techniques where all significant assumptions are observable, either directly or indirectly in the market.

•
Level 3 — Model-based techniques where all significant assumptions are not observable, either directly or indirectly, in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include use of discounted cash flow models and similar techniques.

The Company’s policy is to recognize transfers in and transfers out of the fair value hierarchy levels as of the end of the quarter in which the transfer occurred. During the years ended December 31, 2015 and 2014, the Company did not have any transfers between levels.

The following methods and assumptions were used to estimate the fair value for each class of the Company’s financial instruments.

Cash and cash equivalents. The carrying amounts for cash and due from banks approximate fair value because of the short maturities of those instruments and are categorized as Level 1 (quoted prices in active markets for identical assets).

Investment certificates of deposit. Investment certificates of deposit are certificates of deposit of $250,000 or less placed in multiple financial institutions. The fair value is estimated using the difference between the coupon rate on each certificate of deposit and the current required rate and is categorized as Level 2 (“significant other observable inputs”).

Investment securities. The fair value of investment securities is based on quoted prices in active markets for identical assets (Level 1), if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities, corresponding to the “significant other observable inputs” definition of GAAP (Level 2). If a quoted market price for a similar security is not available, fair value is estimated using “significant unobservable inputs” as defined by GAAP (Level 3). The fair value of equity investments in the restricted stock of the FHLB of Atlanta and the Federal Reserve Bank equals the carrying value based on the redemption provisions and is categorized as Level 3.

Loans.    The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans with frequent repricing and negligible credit risk approximates book value. The fair value of loans is categorized as Level 3.

Impaired loans. The fair value of each impaired loan is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral, less selling and other handling costs, for certain collateral dependent loans less specific reserves. The fair value of impaired loans is categorized as Level 3.

Loans held for sale. Substantially all residential mortgage loans held for sale are pre-sold; therefore, their carrying value approximates fair value and is categorized as Level 2.

Investments held in trust and non-qualified defined contribution plan liability. Investments held in trust consist primarily of cash and cash equivalents, equity securities, and mutual fund investments, and are recorded at fair value and included in other assets. The purpose of these investments is to fund certain director and executive officer non-qualified retirement benefits and deferred compensation. The benefit payable is the non-qualified defined contribution plan liability, which is recorded at fair value and included in other liabilities. For cash and cash equivalents, which have maturities of 90 days or less, their carrying amounts reported in the consolidated balance sheets approximate fair value and are categorized as Level 1. The fair value of other equity securities and mutual funds are valued based on quoted prices from the market and are categorized as Level 1.

Interest rate swaps. Under the terms of cash flow hedges, which the Bank entered into in August and November, 2014, for the duration of the hedges the Bank and the counterparty pay one another the difference between the variable amount payable by the Bank based on the 30-day LIBOR rate and the fixed payment payable by the counterparty. In addition, the Bank has several other interest rate swap contracts that were classified as non-designated hedges that allow the customers to pay a fixed rate of interest to the Bank. These interest rate swaps were simultaneously hedged by executing offsetting interest rate swaps with a derivatives dealer to mitigate the net risk exposure to the Bank resulting from the transactions and allow the Bank to receive a variable rate of interest. The fair values of the interest rate swaps designated as cash flow hedges and the non-designated interest rate swaps are based on projected LIBOR rates for the duration of the hedges, values that, while observable in the market, are subject to adjustment due to pricing considerations for the specific instrument. The fair values of the interest rate swaps are categorized as Level 2.

Deposits. The fair value of noninterest-bearing demand deposits and Negotiable Order of Withdrawal (“NOW”), savings, and money market deposits are the amounts payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of deposits is categorized as Level 2.

Federal funds purchased and retail repurchase agreements. The carrying values of federal funds purchased and retail repurchase agreements are considered to be a reasonable estimate of fair value and are categorized as Level 1.

Wholesale repurchase agreements, subordinated debt, junior subordinated notes and FHLB of Atlanta borrowings. The fair values of these liabilities are estimated using the discounted values of the contractual cash flows and are categorized as Level 2. The discount rate is estimated using the rates currently in effect for similar borrowings.

During the first quarter of 2015, the Company revised its methodology for estimating the fair value of the junior subordinated notes to discounting the projected future cash flows using the LIBOR interest rate swap curve. Previously, the Company projected cash flows assuming the current payment rate remained unchanged for the remaining term. Prior period amounts have not been revised.

The following tables present the estimated fair values of financial instruments for the years ending December 31 (dollars in thousands):

December 31, 2015	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$33,708	$33,708
Investment certificates of deposit	8,718	8,722
Investment securities	496,809	498,471
Loans	2,067,627	2,064,276
Loans held for sale	10,566	10,566
Investments held in trust	9,591	9,591
Interest rate swaps	323	323
Financial liabilities:
Deposits	1,948,655	1,949,787
Federal funds purchased	45,750	45,750
Wholesale repurchase agreements	21,000	21,601
Subordinated debt	15,500	15,838
Junior subordinated notes	25,774	19,756
Federal Home Loan Bank borrowings	468,000	467,988
Non-qualified defined contribution plan liability	9,591	9,591
Interest rate swaps	265	265

December 31, 2014	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$34,369	$34,369
Investment certificates of deposit	15,632	15,705
Investment securities	496,798	498,012
Loans	1,782,294	1,784,477
Loans held for sale	6,181	6,181
Investments held in trust	7,342	7,342
Interest rate swaps	224	224
Financial liabilities:
Deposits	1,832,564	1,834,333
Federal funds purchased	29,500	29,500
Wholesale repurchase agreements	21,000	22,252
Subordinated debt	15,500	15,978
Junior subordinated notes	25,774	12,515
Federal Home Loan Bank borrowings	346,700	346,712
Non-qualified defined contribution plan liability	7,342	7,342
Interest rate swaps	492	492

The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The table below presents the assets measured at fair value on a recurring basis categorized by the level of inputs used in the valuation of each asset (dollars in thousands):

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets measured at fair value
Available for sale securities:
at December 31, 2015	$4,608	$331,611	$28,642
at December 31, 2014	4,465	338,218	23,414
Investments held in trust:
at December 31, 2015	9,591	—	—
at December 31, 2014	7,342	—	—
Interest rate swaps:
at December 31, 2015	—	323	—
at December 31, 2014	—	224	—
Liabilities measured at fair value
Non-qualified defined contribution plan liability:
at December 31, 2015	9,591	—	—
at December 31, 2014	7,342	—	—
Interest rate swaps:
at December 31, 2015	—	265	—
at December 31, 2014	—	492	—

The table below presents the reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (level 3) during 2015 and 2014 (dollars in thousands):

	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014
Assets
Available for sale securities
Beginning balance	$23,414	$9,988
Purchases	8,977	16,947
Acquisitions	1,147	3,089
Redemptions	(4,896)	(6,610)
Ending balance	$28,642	$23,414

The table below presents the assets measured at fair value on a non-recurring basis categorized by the level of inputs used in the valuation of each asset (dollars in thousands):

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Loans held for sale:
at December 31, 2015	$—	$10,566	$—
at December 31, 2014	—	6,181	—
Real estate acquired in settlement of loans:
at December 31, 2015	—	—	941
at December 31, 2014	—	—	2,485
Impaired loans, net of allowance:
at December 31, 2015	—	—	4,183
at December 31, 2014	—	—	3,322

The fair value of collateral dependent loans is determined by appraisals or by alternative evaluations, such as tax evaluations. The fair value of loans may also be determined by sales contracts in hand or settlement agreements.

The following table presents the valuation and unobservable inputs for Level 3 assets measured at fair value on a non-recurring basis at December 31, 2015 (dollars in thousands):

Description	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
Federal Home Loan Bank stock and Federal Reserve Bank stock	$28,642	Cost	Redemption provisions	N/A
Real estate acquired in settlement of loans	941	Appraised value	Discount to reflect current market conditions	0.00% - 45.10%
Impaired loans, net of allowance	4,183	Appraised value	Discount to reflect current market conditions	0.00% - 45.10%
		Discounted cash flows	Discount rates	3.13% - 8.20%

Note 21 – Accumulated other comprehensive income (loss)

The components of accumulated other comprehensive income (loss), net of tax, at December 31, 2015 and 2014 are as follows (dollars in thousands):

	2015	2014
Components of accumulated other comprehensive income (loss)
Unrealized gains on available for sale securities	$2,575	$4,688
Funded status of pension plans	(7,680)	(5,220)
Unrecognized gains (losses) on cash flow hedges	41	(163)
Total accumulated other comprehensive income (loss)	$(5,064)	$(695)

Reclassifications from accumulated other comprehensive income (loss) for the years ended December 31, 2015, 2014 and 2013 are as follows (dollars in thousands):

Details about accumulated other	Amount reclassified from accumulated other	Affected line item in the Consolidated
comprehensive income (loss)	comprehensive income (loss)	Statements of Income

Year ended December 31, 2015
Unrealized gains (losses) on cash flow hedges	$772	Interest and fees on loans
	(295)	Income tax expense (benefit)
	$477	Net of tax

Amortization of net actuarial loss	$(509)	Personnel expense
	195	Income tax expense (benefit)
	$(314)	Net of tax

Total reclassifications for the period	$163

Year ended December 31, 2014
Unrealized gains (losses) on cash flow hedges	$212	Interest and fees on loans
	(81)	Income tax expense (benefit)
	$131	Net of tax

Amortization of net actuarial loss	$(186)	Personnel expense
	71	Income tax expense (benefit)
	$(115)	Net of tax

Total reclassifications for the period	$16

Year ended December 31, 2013
Unrealized gains (losses) on available
for sale securities	$736	Gain on sales of investment securities
	(291)	Income tax expense (benefit)
	$445	Net of tax

Amortization of net actuarial loss	$(642)	Personnel expense
	245	Income tax expense (benefit)
	$(397)	Net of tax

Total reclassifications for the period	$48

Note 22 – Capital transactions

At a special meeting of shareholders of the Company on February 20, 2013, shareholders approved the conversion of up to 422,456 shares of Series B preferred stock and up to 140,217 shares of Series C preferred stock into voting and nonvoting common stock, respectively, at a conversion rate of $4.40 per share. Articles of Amendment filed with the North Carolina Secretary of State on February 21, 2013, created a new class of nonvoting common stock designated “Class B common stock,” and redesignated the Company’s existing (voting) common stock as “Class A common stock.” The Class A common stock and the Class B common stock each have no par value per share. As a result, on February 22, 2013, the Series B preferred stock was converted into 9,601,262 shares of voting Class A common stock, and the Series C preferred stock was converted into 3,186,748 shares of nonvoting Class B common stock.

On May 15, 2013, the Company completed its repurchase of a stock warrant issued and sold to the U.S. Treasury on December 12, 2008 for its fair market value of $7.8 million. On June 3, 2013, the Company redeemed 37,372 of the Company’s 52,372 outstanding shares of Series A preferred stock at the liquidation price of $1,000 per share for a total of $37.4 million plus $93,430 of accrued and unpaid dividends. On March 31, 2014, the Company redeemed all of its remaining 15,000 outstanding shares of Series A preferred stock at the liquidation price of $1,000 per share for a total of $15.0 million plus $172,500 of accrued and unpaid dividends.

On March 14, 2014, the Company entered into a Subordinated Note Purchase Agreement with 14 accredited investors under which the Company issued an aggregate of $15.5 million of subordinated notes to the accredited investors, including members of the Company’s Board of Directors. The subordinated notes have a maturity date of March 14, 2024 and bear interest, payable on the 1st of January and July of each year, commencing July 1, 2014, at a fixed interest rate of 7.25% per year. The subordinated notes are intended to qualify as Tier II capital for regulatory purposes.

On April 1, 2014, the Company completed its acquisition of CapStone. (See Note 2 of the Notes to Consolidated Financial Statements for details of the transaction.)

Quarterly cash dividends resumed in the first quarter of 2015. On February 18, 2015, the Board of Directors declared a $0.015 per share quarterly cash dividend on its common stock, payable April 15, 2015 to shareholders of record as of the close of business on March 16, 2015. On May 20, 2015, the Board of Directors declared a $0.015 per share quarterly cash dividend on its common stock, payable July 15, 2015 to shareholders of record as of the close of business on June 16, 2015. On August 19, 2015, the Board of Directors declared a $0.015 per share quarterly cash dividend on its common stock, payable October 15, 2015 to shareholders of record as of the close of business on September 16, 2015. On November 18, 2015, the Board of Directors declared a $0.015 per share quarterly cash dividend on its common stock, payable January 15, 2016 to shareholders of record as of the close of business on December 16, 2015.

On February 27, 2015, the Company completed its acquisition of Premier. (See Note 2 of the Notes to Consolidated Financial Statements for details of the transaction.)

On August 7, 2015, 1,463,748 shares of Class B (non-voting) common stock were transferred by the original investor and, as a result, were converted into 1,463,748 shares of Class A (voting) common stock.

Note 23 – Derivatives

Interest rate risk management is a part of the Company’s overall asset/liability management process. The primary oversight of asset/liability management rests with the Asset and Liability Committee, which is comprised of the Company’s Chief Executive Officer, Chief Financial Officer, and other senior executives. Over the past several years, the Company’s balance sheet has been consistently slightly “asset sensitive,” i.e. should interest rates decline, the Company’s assets will reprice faster than its liabilities, resulting in a declining net interest margin and less net interest income.

In order to mitigate its exposure in the event the interest rate curve flattens, on August 8, 2014 and on November 13, 2014, the Bank entered into three-year interest rate swaps with a notional amount of $50.0 million each that qualify as cash flow hedges under GAAP. The risk management objective of entering into these swaps is to reduce the Bank’s interest rate risk exposure to the variability of the cash flows upon changes to its forecasted interest receipts as the 30-day LIBOR, the benchmark interest rate used by the Bank, changes. These swaps are designated as cash flow hedges of the interest rate risk associated with the benchmark rate of the 30-day LIBOR attributable to the forecasted interest payments received from the 30-day LIBOR loan portfolio and investment securities (the hedged forecasted transaction). For the interest rate swap entered into on August 8, 2014, the Bank will receive interest at a fixed rate of 0.925% and pay interest at a rate based on the 30-day LIBOR. This interest rate swap hedges interest receipts through August 8, 2017. For the interest rate swap entered into on November 13, 2014, the Bank will receive interest at a fixed rate of 0.98% and pay interest at a rate based on the 30-day LIBOR. This interest rate swap hedges interest receipts through November 13, 2017. Settlement of the swaps occurs monthly. As of December 31, 2015 and 2014, collateral of $450,000 was pledged and on deposit with the counterparty to secure the existing obligations under these interest rate swaps. The fair value of the swaps is included in other assets or other liabilities in the consolidated balance sheets, depending on whether the fair value of the swaps is positive or negative, and the net change in fair value is included in other comprehensive income and in the consolidated statements of cash flows under the caption net (increase) decrease in other assets and/or net increase (decrease) in other liabilities. At December 31, 2015, the estimated fair value of the swaps was an asset of $66,000. At December 31, 2014, the estimated fair value of the swaps was a liability of $264,000.

For cash flow hedges, the effective portion of the gain or loss due to changes in the fair value of the derivative hedging instrument is included in other comprehensive income, while the ineffective portion, representing the excess of the cumulative change in the fair value of the derivative over the cumulative change in expected future discounted cash flows on the hedged transaction, is recorded in the consolidated statements of income. The Bank’s interest rate swaps have been effective since inception. Changes in the fair value of the interest rate swaps, therefore, have had no impact on net income. For 2015, the Bank recognized interest income of $772,000, compared to $212,000 in 2014, resulting from incremental interest received from the counterparty, none of which related to ineffectiveness. The Bank regularly monitors the credit risk of the interest rate swaps counterparty.

In addition, the Bank had three other interest rate swap contracts at December 31, 2015, compared to two at December 31, 2014, that were classified as non-designated hedges. These derivatives are interest rate swaps executed with commercial borrowers to allow the customers to pay a fixed rate of interest to the Bank. These interest rate swaps were simultaneously hedged by executing offsetting interest rate swaps with derivatives dealers to mitigate the net risk exposure to the Bank resulting from the transactions and allow the Bank to receive a variable rate of interest.

The interest rate swap contracts with the commercial borrowers require the borrowers to pay to or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. If the commercial borrower fails to perform and the market value for the interest rate swap with the derivatives dealer is negative (i.e. in a net liability position), the Bank would have to continue to pay the settlement amount for the financial derivative to the dealer or pay a termination fee. If the market value for the interest rate swap with the derivatives dealer is positive (i.e. in a net asset position), the Bank would continue to receive a payment for the settlement amount for the financial derivative with the dealer. The settlement amount is impacted by the fluctuation of interest rates.

The fair values of interest rate swap derivatives that are classified as non-designated hedges are recorded in other assets and other liabilities on the balance sheet. As these interest rate swaps do not meet hedge accounting requirements, changes in the fair value of these interest rate swaps are recognized directly in earnings. These changes are recorded in other noninterest expense. At December 31, 2015, the customer interest rate swaps and the offsetting swaps each had an aggregate notional amount of approximately $11.6 million, compared to $11.3 million at December, 31, 2014. At December 31, 2015, the fair value of these interest rate swap derivatives were recorded on the balance sheet in other assets for $257,000 and in other liabilities for $265,000, compared to $224,000 in other assets and $227,000 in other liabilities at December 31, 2014. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations during 2015 and 2014.

As of December 31, 2015, the Bank provided $350,000 of collateral for two of these interest rate swaps, which was included in cash on the balance sheet as interest-bearing deposits with banks, compared to $240,000 of collateral as of December 31, 2014. The third interest rate swap is secured with an agency mortgage backed security having a collateral value of $480,000 at December 31, 2015. If the swap contracts were terminated at December 31, 2015, the Bank’s net settlement exposure would have been $284,000, compared to $248,000 at December 31, 2014.

Note 24 – Subsequent Events

All shareholder and regulatory approvals were received for the Company’s acquisition by Yadkin, and the acquisition was completed on March 1, 2016. See Note 2 of the Notes to Consolidated Financial Statements for more details concerning this transaction.

Following December 31, 2015, the Company’s banking subsidiary, NewBridge Bank, reached an agreement to settle threatened litigation. As a result, the Company accrued a loss contingency, net of insurance coverage proceeds, of $4.8 million, which resulted in an after tax reduction in net income of $3.0 million. Regarding a class action suit relating to the Merger Agreement whereby the Company would be acquired by Yadkin, a settlement was reached between all plaintiffs and the Company whereby the claims of all plaintiffs were dismissed with prejudice save an award of attorneys’ fees to plaintiffs’ counsel. See Note 12 of the Notes to Consolidated Financial Statements.